UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.         )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement.
☐	Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2)).
☒	Definitive Proxy Statement.
☐	Definitive Additional Materials.
☐	Soliciting Material under § 240.14a-12.

ENERGEN CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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March 18, 2015

To Our Shareholders:

It is our pleasure to extend to you a cordial invitation to attend the Annual Meeting of Shareholders of Energen Corporation. The Annual Meeting will be held at the principal office of the Company in Birmingham, Alabama on Thursday, April 30, 2015, at 8:30 a.m., Central Daylight Time.

Details of the matters to be presented at this meeting are given in the Notice of the Annual Meeting and in the Proxy Statement that follow.

We hope that you will be able to attend this meeting so that we may have the opportunity of meeting with you and discussing the affairs of the Company. However, if you cannot attend, we would appreciate your submitting your proxy by telephone or by Internet, or by completing, signing and returning the enclosed proxy card as soon as convenient so that your stock may be voted.

Yours very truly,

Chairman of the Board

ENERGEN CORPORATION

Notice of Annual Meeting of Shareholders

To Be Held April 30, 2015

TIME AND DATE	8:30 a.m., CDT, on Thursday, April 30, 2015

PLACE	Energen Plaza 605 Richard Arrington Jr. Blvd. North Birmingham, Alabama 35203-2707 Directions to the Annual Meeting are available by calling Investor Relations at 1-800-654-3206.

AGENDA

(1) To elect four members of the Board of Directors for three-year terms.

(2) To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2015.

(3) To cast an advisory vote on the Company’s executive compensation (“Say-on-Pay” vote).

(4) To consider and vote upon a shareholder proposal regarding preparation of a report on methane gas emissions, if properly presented at the Annual Meeting.

(5) To consider and vote upon a shareholder proposal regarding preparation of a report on climate change business risks, if properly presented at the Annual Meeting.

(6) To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

RECORD DATE	You can vote if you were a shareholder of record of the Company on February 23, 2015.

PROXY VOTING

It is important that your shares be represented and voted at the Annual Meeting. You can vote your shares by submitting your instructions by telephone or by Internet, or by completing, signing and returning a proxy card.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

SHAREHOLDER MEETING TO BE HELD APRIL 30, 2015:

The Company’s Proxy Statement on Schedule 14A, form of proxy card and 2014 annual report on Form 10-K are available at: www.annualmeeting.energen.com.

Birmingham, Alabama March 18, 2015	J. David Woodruff Secretary

PROXY STATEMENT

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SHAREHOLDER PROPOSAL – CLIMATE CHANGE BUSINESS RISKS REPORT	55

PROPOSAL REGARDING PREPARATION OF REPORT ON CLIMATE CHANGE BUSINESS RISKS	55
COMPANY STATEMENT IN OPPOSITION	56
RECOMMENDATION	58

SHAREHOLDER PROPOSALS FOR 2016 ANNUAL MEETING	59

PEER GROUP DATA BASE	A-1

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE	B-1

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PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

OF ENERGEN CORPORATION

April 30, 2015

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. It does not include all of the information that you should consider and you should read the entire Proxy Statement before voting. In this Proxy Statement, Energen Corporation may also be referred to as “we”, “us”, “Energen” or the “Company”.

2015 ANNUAL MEETING OF STOCKHOLDERS

• Date and Time:	Thursday, April 30, 2015, 8:30 a.m. CDT

• Place:	Energen Plaza 605 Richard Arrington Jr. Blvd. North Birmingham, Alabama 35203-2707

• Record Date:	February 23, 2015

VOTING MATTERS AND BOARD RECOMMENDATIONS

Our Board’s Recommendations
Election of Director Nominees (page 9)	FOR each Director Nominee

Ratification of Appointment of Independent Auditor (page 20)	FOR

Advisory Vote to Approve Executive Compensation (page 50)	FOR

Shareholder Proposal – Methane Gas Emissions Report (page 52)	AGAINST

Shareholder Proposal – Climate Change Business Risks Report (page 55)	AGAINST

DIRECTOR NOMINEES (BEGINNING ON PAGE 9)

The following table provides summary information about each Director nominee. Our Directors serve for three-year terms.

Name	Age	Director Since	Primary Occupation	Committee Memberships	Other Public Company Boards
William G. Hargett *	65	_	Former Chairman, President and CEO of Houston Exploration Company	A**	None
Alan A. Kleier*	61	_	Vice President Mid-Continent Business Unit of Chevron	A**	None
Stephen A. Snider*	67	2000	Former Chief Executive Officer of Exterran Holdings, Inc.	C, G	Dresser-Rand Group, Inc. Thermon Group Holdings, Inc.
Gary C. Youngblood*	71	2003	Former President and Chief Executive Officer of Alabama Gas Corporation	G	None

*Independent Director.

A	Audit Committee
C	Compensation Committee
G	Governance and Nominations Committee

** Messrs. Hargett and Kleier will serve on the Audit Committee if elected to the Board.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

1.	WHY DID I RECEIVE THESE PROXY MATERIALS?

We are providing these proxy materials in connection with the solicitation by the Board of Directors of Energen Corporation, an Alabama corporation, of proxies for use at the 2015 Annual Meeting of Shareholders of the Company and at any adjournment or postponement of the Annual Meeting.

You are invited to attend our Annual Meeting on April 30, 2015, beginning at 8:30 a.m., CDT. The Annual Meeting will be held at our principal office, 605 Richard Arrington Jr. Blvd. North,

Birmingham, Alabama 35203-2707. You may call Investor Relations at 1-800-654-3206 for additional directions to the Annual Meeting location.

The Notice Regarding the Availability of Proxy Materials (“Notice of Internet Availability”), Proxy Statement and form of proxy or voting instruction card are being mailed or made available to shareholders beginning on or about March 18, 2015.

2.	WHAT ITEMS WILL BE VOTED ON AT THE ANNUAL MEETING?

Shareholders will vote on five items at the Annual Meeting:

¡	the election of four members of the Board of Directors for three-year terms;

¡	ratification of the appointment of PricewaterhouseCoopers LLP as Energen’s independent registered public accounting firm for 2015;

¡	an advisory vote on Energen’s executive compensation;
¡	a shareholder proposal requesting that Energen issue a report on Energen’s policies, actions and plans with respect to methane gas emissions; and

¡	a shareholder proposal requesting that Energen issue a report on Energen’s climate change-related business risks.

At the date this Proxy Statement went to press, we did not know of any other matters to be raised at the Annual Meeting.

3.	WHAT ARE THE BOARD OF DIRECTORS’ VOTING RECOMMENDATIONS?

The Board of Directors recommends that you vote your shares:

¡	“FOR” election of each of the nominees to the Board of Directors;

¡	“FOR” ratification of the appointment of PricewaterhouseCoopers LLP as Energen’s independent registered public accounting firm for 2015;
¡	“FOR” the proposal regarding an advisory vote on executive compensation;

¡	“AGAINST” the shareholder proposal requesting that Energen issue a report on Energen’s policies, actions and plans with respect to methane gas emissions; and

¡	“AGAINST” the shareholder proposal requesting that Energen issue a report on climate change-related business risks.

4.	WHO IS ENTITLED TO VOTE AT THE ANNUAL MEETING?

Holders of Energen common stock of record at the close of business on February 23, 2015 are entitled to receive this notice of Annual Meeting and Proxy Statement and to vote their shares at the Annual Meeting. As of that date, a total of 73,082,160 shares of common stock were outstanding and entitled to vote. Each share of common stock is entitled to one vote on each matter properly brought before the Annual Meeting.

5.	WHAT IS THE DIFFERENCE BETWEEN HOLDING SHARES AS A SHAREHOLDER OF RECORD AND AS A BENEFICIAL OWNER?

If your shares are registered in your name with Energen’s transfer agent, Computershare, you are the “shareholder of record” of those shares. The Notice of Internet Availability and, if requested, Proxy Statement and any accompanying materials, have been provided directly to you by Energen.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of those shares. The Notice of Internet Availability and, if requested, Proxy Statement and any accompanying materials, have been forwarded to you by your broker, bank or other holder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record how to vote your shares by using the voting instructions included on the Notice of Internet Availability or the form of proxy or by following your holder of record’s instructions for voting by telephone or on the Internet.

If you hold your shares as a participant in the Energen Corporation Employee Savings Plan, the proxy that you submit will provide your voting instructions to the plan trustee. If you do not submit a proxy, the plan trustee will vote your plan shares in the same proportion as the shares for which the trustee receives voting instructions from other participants in that plan. To allow sufficient time for the savings plan trustees to tabulate the vote of the plan shares, your voting instructions must be received before the close of business on April 27, 2015.

6.	HOW DO I VOTE?

Shareholders of record may vote using any of the following methods:

By mail

Complete, sign and date the accompanying proxy or voting instruction card and return it in the prepaid envelope. If you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by your proxy card as recommended by the Board of Directors.

If you do not have the prepaid envelope, please mail your completed proxy card to Energen Corporation, c/o Proxy Services, Computershare, P.O. Box 43101, Providence, RI 02940-5067.

By telephone or on the Internet

Shareholders of record can vote by calling the toll-free telephone number on the proxy card. Please have the proxy card handy when you call. Easy-to-follow voice prompts will allow you to vote your shares and confirm that your instructions have been properly recorded.

You may instruct the proxies how to vote by following the instructions listed on the Notice of Internet Availability or the proxy card to vote online. The website for Internet voting for shareholders of record is www.investorvote.com/EGN. As with telephone voting, you can confirm that your instructions have been properly recorded. If you vote on the Internet, you also can request electronic delivery of future proxy materials.

Telephone and Internet voting facilities for shareholders of record will be available 24 hours a day until 11:59p.m., Eastern Time, on April 29, 2015.

If you vote by telephone or on the Internet, you do not have to return your proxy or voting instruction card.

Voting by beneficial owners

The Notice of Internet Availability and, if requested Proxy Statement and any accompanying materials have been forwarded to you by your broker, bank or other holder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record how to vote your shares by using the voting instructions included in the materials forwarded to you by the holder of record, which may be different from the instructions mailed to shareholders of record, or by following their instructions for voting by telephone or on the Internet. The availability of telephone and Internet voting for beneficial owners will depend on the voting processes of your broker, bank or other holder of record. We therefore recommend that you follow the voting instructions in the materials you receive.

In person at the Annual Meeting

Shareholders who attend the Annual Meeting may vote in person at the Meeting. You may also be represented by another person at the Annual Meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspectors of election with your ballot to be able to vote at the Annual Meeting.

Please vote promptly

Your vote is important. You can save us the expense of a second mailing by voting promptly.

7.	WHAT CAN I DO IF I CHANGE MY MIND AFTER I VOTE?

Shareholders of record

You can revoke your proxy at any time before it is exercised by:

¡	written notice to the Secretary of the Company;

¡	timely delivery of a valid, later-dated proxy; or

¡	voting by ballot at the Annual Meeting.

Beneficial owners

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or other holder of record.

Employee Savings Plan participants

If you hold shares in the Energen Corporation Employee Savings Plan, you can change your voting instructions for those shares by voting again by telephone or by Internet or by returning a later dated proxy card. To allow sufficient time for the savings plan trustees to tabulate the vote of the plan shares, if you hold shares in the Energen Corporation Employee Savings Plan, your voting instructions (or any change to such instructions) must be received before the close of business on April 27, 2015.

8.	WHAT IS A QUORUM FOR THE ANNUAL MEETING?

The presence of the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting, present in person or represented by proxy, is necessary to constitute a quorum. Abstentions are counted as present and entitled to vote for purposes of determining a quorum. Proxies relating to shares held by beneficial owners that are voted by brokers on some matters will be treated as shares present for determining the presence of a quorum, but will not be treated as shares entitled to vote at the Annual Meeting on those matters as to which authority to vote is withheld from the broker (i.e. broker non-votes).

9.	WHAT IS A BROKER NON-VOTE?

If you are a beneficial owner whose shares are held of record by a broker, you must instruct the broker on how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any proposal on which the broker does not have discretionary authority to vote. This is called a “broker non-vote.” In these cases, the broker can register your shares as being present at the Annual Meeting for purposes of determining the presence of a quorum but will not be able to vote on those matters for which specific authorization is required under the rules of the New York Stock Exchange (NYSE). If you are a beneficial owner whose shares are held of record by a broker, your broker has discretionary voting authority under NYSE rules to vote your shares on the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm, even if the broker does not receive voting instructions from you. However, your broker does not have discretionary authority to vote on the election of Directors, the advisory approval of executive compensation or on any shareholder proposal without instructions from you, in which case a broker non-vote will occur and your shares will not be voted on these matters.

10.	WHAT ARE THE VOTING REQUIREMENTS TO ELECT THE DIRECTORS AND TO APPROVE EACH OF THE PROPOSALS DISCUSSED IN THIS PROXY STATEMENT?

Proposal	Vote Required	Broker Discretionary Voting Allowed
Election of Directors	Majority of Votes Cast	No
Ratification of PricewaterhouseCoopers	Majority of Votes Cast	Yes
Advisory Approval of Executive Compensation	Majority of Votes Cast	No
Shareholder Proposals	Majority of Votes Cast	No

If you abstain from voting or there is a broker non-vote on any matter, your abstention or broker non-vote will not affect the outcome of such vote, because abstentions and broker non-votes are not considered to be votes cast.

Election of Directors; Majority Vote Policy

Directors must be elected by a majority of the votes cast. This means that the number of votes cast “for” a Director nominee must exceed the number of votes cast “against” that nominee. Abstentions and broker non-votes are not counted as votes “for” or “against” a Director nominee.

Ratification of PricewaterhouseCoopers LLP

The votes cast “for” must exceed the votes cast “against” to approve the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm. Abstentions and broker non-votes are not counted as votes “for” or “against” this proposal.

Advisory Approval of Executive Compensation

The votes cast “for” must exceed the votes cast “against” to approve, on an advisory basis, the compensation of our named Executive Officers. Abstentions and broker non-votes are not counted as votes “for” or “against” this proposal.

Shareholder Proposals

The votes cast “for” must exceed the votes cast “against” to approve a shareholder proposal. Abstentions and broker non-votes are not counted as votes “for” or “against” a shareholder proposal.

11.	HOW WILL MY SHARES BE VOTED AT THE ANNUAL MEETING?

At the Meeting, the proxy holders appointed by the Board of Directors (the persons named in the proxy card or, if applicable, their substitutes) will vote your shares as you instruct. If you sign your proxy card and return it without indicating how you would like to vote your shares, your shares will be voted as the Board of Directors recommends, which is:

¡	FOR the election of each of the Director nominees named in this Proxy Statement;
¡	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2015 fiscal year;

¡	FOR the approval, on an advisory basis, of the compensation of our Named Executive Officers; and

¡	AGAINST each shareholder proposal.

12.	COULD OTHER MATTERS BE DECIDED AT THE ANNUAL MEETING?

At the date this Proxy Statement went to press, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement (see “Other Business”).

If you return your signed and completed proxy card or vote by telephone or on the Internet and other matters are properly presented at the Annual Meeting for consideration, the Proxy Committee appointed by the Board of Directors will have the discretion to vote for you on such matters.

13.	WHO WILL PAY FOR THE COST OF THIS PROXY SOLICITATION?

Energen will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by our Directors, officers or employees in person or by telephone, mail, electronic transmission and/or facsimile transmission. We have engaged

Okapi Partners, LLC of New York to assist in the solicitation of proxies. We will pay Okapi a fee of $7,500, plus reasonable expenses, for these services.

14.	WHO WILL COUNT THE VOTES?

Representatives of our transfer agent, Computershare, will tabulate the votes and act as inspectors of election.

15.	WHY DID I RECEIVE A “NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS” BUT NO PROXY MATERIALS?

We distribute our proxy materials to shareholders via the Internet under the “Notice and Access” approach permitted by rules of the SEC. This approach conserves natural resources and reduces our distribution costs, while providing a timely and convenient method of accessing the materials and voting. On March 18, 2015, we mailed a “Notice Regarding the Availability of Proxy Materials” to shareholders, containing instructions on how to access the proxy materials on the Internet.

16.	CAN I ACCESS THE NOTICE OF ANNUAL MEETING, PROXY STATEMENT AND THE 2014 ANNUAL REPORT ON FORM 10-K ON THE INTERNET?

This Proxy Statement, the form of proxy card and the 2014 Annual Report on Form 10-K are available at www.annualmeeting.energen.com. Securities and Exchange Commission (“SEC”) rules permit the Company to provide shareholders with proxy materials electronically instead of in paper form, even if they have not made an election to receive the material electronically.

ELECTION OF DIRECTORS

Our Board of Directors (or, the “Board”) has nominated four Directors for election. The Board is divided into three classes serving staggered three-year terms. The terms of two of the present Directors expire at this Annual Meeting: Stephen A. Snider and Gary C. Youngblood. Judy M. Merritt, prior to her passing in October 2014, was also a member of the 2015 class. Messrs. Snider and Youngblood have been nominated for re-election as Directors for terms expiring in 2018. The Board also has nominated William G. Hargett and Alan A. Kleier to serve as Directors for terms expiring in 2018.

Our Board of Directors recommends that William G. Hargett, Alan A. Kleier, Stephen A. Snider and Gary C. Youngblood be elected to serve in the class with terms expiring in 2018. Each nominee has agreed to be named in this Proxy Statement and to serve if elected. We expect each nominee for election as a Director to be able to serve if elected. Biographical data on these nominees and the other members of the Board of Directors is presented below under the caption “Governance of the Company.”

Unless you otherwise direct on the proxy form, the proxy holders intend to vote your shares in favor of the above listed nominees. To be elected, a nominee must receive a majority of the votes cast at the Annual Meeting in person or by proxy. If one or more of the nominees becomes unavailable for election or service as a Director, the proxy holders may vote your shares for one or more substitutes designated by the Board of Directors.

GOVERNANCE OF THE COMPANY

The members of our Board of Directors, including the four nominees for election, are identified below.

NOMINEES FOR ELECTION AS DIRECTORS FOR THREE-YEAR TERMS EXPIRING IN 2018

Name and Year First Became Director	Principal Occupation and Other Information

WILLIAM G. HARGETT	Mr. Hargett, 65, has 35 years of North American oil and gas industry experience. He retired in 2008 as Chairman, President, and CEO of publicly-traded Houston Exploration Company, following its merger with Forest Oil. He joined Houston Exploration in 2001 as President and CEO and was elected Chairman in 2004. Mr. Hargett began his career in 1973 as Exploration Geologist with Amoco Production Company; in 1974 he joined Tenneco Oil Company serving in various exploration positions including Exploration Manager Gulf Coast Division from 1984 to 1988; in 1988 he became President and Director – North Central Oil Company; in 1993 President – Amax Oil and Gas Inc.; in 1994 President and Chief Operating Officer (USA) – Greenhill Petroleum Corp.; and in 1997 President, Chief Operating Officer, and Director – Snyder Oil Company and, following its 1999 merger, President North America – Sante Fe Snider. Mr. Hargett is a graduate of the University of Alabama (B.S. geology; M.S. geology).

ALAN A. KLEIER	Mr. Kleier, 61, retired in 2013 as Vice President of Chevron’s Mid-Continent Business Unit, a position which he had held since 2011. He began his career in 1977 with Texaco Exploration and Production, Inc. as Field Engineer/Drilling Foreman, subsequently serving in roles of increasing responsibility. At the time of the 2001 Chevron-Texaco merger, Mr. Kleier was Texaco’s Vice President, Central United States Business Unit. After the merger, he held the following positions within the Chevron organization: 2001 – Vice President Permian Basin Unit; 2003 – Vice President International Upstream; and 2004 – General Manager of Operations/Managing Director Southern Africa Strategic Business Unit (Angola). He recently accepted a position on the Industrial Board of Advisors for the University of Louisville J.B. Speed School of Engineering. Mr. Kleier is a graduate of the University of Louisville (B.S. mechanical engineering and M.E. mechanical engineering).

STEPHEN A. SNIDER Director since 2000	Mr. Snider, 67, retired in 2009 as Chief Executive Officer and director of Exterran Holdings, Inc., a global natural gas compression services company, and also retired as Chief Executive Officer and director for the general partner of Exterran Partners, L.P., a domestic natural gas contract compression services business. Mr. Snider has over 30 years of experience in senior management of operating companies. He serves as a director of two other publicly traded companies – Dresser-Rand Group, Inc. (NYSE: DRC) and Thermon Group Holdings, Inc. (NYSE: THR). He has within the past five years served as a director of Seahawk Drilling Incorporated. Mr. Snider is a graduate of the University of Detroit (B.S. civil engineering) and the University of Colorado at Denver (M.B.A.).

GARY C. YOUNGBLOOD Director since 2003	Mr. Youngblood, 71, retired in 2003 as President and Chief Operating Officer of Alabama Gas Corporation, a former subsidiary of the Company. Mr. Youngblood was employed by Alabama Gas Corporation in various capacities for 34 years. He was elected its Executive Vice President in 1993, its Chief Operating Officer in 1995, and its President in 1997. Mr. Youngblood has served in a number of industry and civic leadership roles including Chairman of the Birmingham Chamber of Commerce, member of the Board of Directors of the Public Affairs Research Council of Alabama, President of the Alabama Natural Gas Association, President of the Southeast Gas Association, and member of the Leadership Council of the American Gas Association. He is a graduate of the University of Montevallo (B.S. business administration).

DIRECTORS WHOSE TERMS EXPIRE IN 2016

Name and Year First Became Director	Principal Occupation and Other Information

T. MICHAEL GOODRICH Director since 2000	Mr. Goodrich, 69, retired in 2008 as Chairman of the Board and Chief Executive Officer of BE&K, Inc., an international engineering and construction firm headquartered in Birmingham, Alabama. Upon retirement, Mr. Goodrich founded an investment and consulting company, Timberline Management Co., Inc. He joined BE&K in 1972 as Assistant Secretary and General Counsel, was named President in 1989 and was named Chairman and Chief Executive Officer in 1995. Mr. Goodrich is active in a number of industry and civic organizations including the National Academy of Construction. In addition to Energen, Mr. Goodrich serves as a director of one other publicly traded company - Synovus Financial Corp. He is also a director of First Commercial Bank. Mr. Goodrich is a graduate of Tulane University (civil engineering) and the University of Alabama School of Law (J.D.).

JAY GRINNEY Director since 2012	Mr. Grinney, 64, is President, Chief Executive Officer and a director of HealthSouth Corporation (NYSE: HLS), one of the country’s largest providers of post-acute healthcare services . He was named to these positions in May 2004. Prior to joining HealthSouth, Mr. Grinney served in a number of senior management positions with HCA, Inc., or its predecessor companies, in particular, serving as president of HCA’s Eastern Group from May 1996 to May 2004, president of the Greater Houston Division from October 1993 to April 1996 and as chief operating officer of the Houston region from November 1992 to September 1993. Before joining HCA, Mr. Grinney held several executive positions during a nine-year career at the Methodist Hospital System in Houston, TX. Mr. Grinney has served in a number of community and civic leadership roles and presently serves on the boards of directors of the Public Affairs Research Council of Alabama, the Community Foundation of Greater Birmingham and the Birmingham Business Alliance. He is a graduate of St. Olaf College (B.A. psychology), Washington University School of Medicine (M.H.A.), and Washington University Graduate School of Management (M.B.A.).

FRANCES POWELL HAWES Director since 2013	Ms. Frances Powell Hawes, 60, an independent financial consultant, has an extensive background in finance with publicly traded and private companies and is a CPA. Ms. Powell Hawes served as Chief Financial Officer of New Process Steel, L.P., a privately held steel distribution business in the United States and Mexico from September 2012 through December 2013; as Senior Vice President and Chief Financial Officer of American Electric Technologies, Inc. (NASDAQ: AETI) from 2011 to 2012, as Interim Chief Financial Officer of Sterling Chemicals, Inc. from 2009 to 2010; as Executive Vice President and Treasurer of NCI Building Systems, Inc. (NYSE: NCS) from 2005 to 2008; as a financial advisor to London Merchant Securities LPC, a real estate and investment company, from 2003 to 2005; and as Chief Financial Officer and Treasurer of Grant Prideco, Inc. (NYSE), a manufacturer of engineered tubular products for the energy industry, from 2000 to 2001. She is a graduate of the University of Houston (B.B.A.).

DIRECTORS WHOSE TERMS EXPIRE IN 2017

Name and Year First Became Director	Principal Occupation and Other Information

KENNETH W. DEWEY Director since 2007	Mr. Dewey, 61, is a co-founder and board member of Caymus Capital Partners, a market-neutral energy equity fund manager. He also serves as a director of Impact Guidance Systems, Inc., a developer of downhole tools used by the oil and gas industry. Mr. Dewey was a co-founder of Randall & Dewey, a full-service transaction advisory firm specializing in oil and gas mergers, acquisitions and divestments. Randall & Dewey provided marketing, transaction, evaluation and research services for clients ranging from small, privately held firms to integrated energy companies and major oil companies. Mr. Dewey served as Randall & Dewey’s Chief Financial Officer from 1989 until his 2006 retirement following the firm’s 2005 acquisition by Jefferies & Company. From 1978 to 1989, Mr. Dewey held a variety of positions with Amoco Corporation and its subsidiaries. Mr. Dewey is a graduate of Stanford University (A.B. economics) and Wharton School, University of Pennsylvania (M.B.A.).

M. JAMES GORRIE Director since January 1, 2014	Mr. Gorrie, 52, is President and CEO of Brasfield & Gorrie, LLC, one of the largest privately held construction firms in the United States. It provides construction and construction management services for a wide variety of projects, including commercial, institutional, healthcare, industrial, and treatment plant construction. Mr. Gorrie joined Brasfield & Gorrie in 1984 and served in various roles prior to his election as President in 1994. He was elected to the additional position of CEO in 2011. Mr. Gorrie serves as a director of one other publicly traded company, ProAssurance Corporation (NYSE: PRA). He is a graduate of Auburn University (B.S. building science).

JAMES T. MCMANUS, II Director since 2006	Mr. McManus, 56, is Chairman of the Board, President and Chief Executive Officer of the Company. He has been employed by Energen Corporation and its subsidiaries in various capacities since 1986. He was elected Executive Vice President and Chief Operating Officer of Energen Resources Corporation in October 1995 and President of Energen Resources in April 1997. He was elected President and Chief Operating Officer of the Company effective January 1, 2006, Chief Executive Officer effective July 1, 2007, and Chairman of the Board effective January 1, 2008. Prior to joining the Company, Mr. McManus worked for PricewaterhouseCoopers. A certified public accountant, he is a graduate of the University of Alabama (B.S. accounting).

Each of our Directors also serves as a Director of Energen Resources Corporation (“Energen Resources”), our principal subsidiary.

DIRECTOR SKILLS AND QUALIFICATIONS

Our Governance and Nominations Committee considers the qualifications and backgrounds of each of our Directors when nominated for service on our Board of Directors, and believes that each Director named above possesses skills and qualifications that enhance the quality of the Board as a whole. With respect to the four nominees, we note that:

•	Mr. Hargett, retired Chairman, President and CEO of Houston Exploration Company, has 35 years of North American oil and gas industry experience, a background and expertise in the science of geology, and many years of senior executive experience, including eight years as CEO and Chairman of a publicly-traded company.

•	Mr. Kleier, retired Vice President of Chevron’s Mid-Continent Business Unit, has an engineering background and expertise, 36 years of industry experience with a major international oil and gas company, including senior operations experience in upstream oil and gas, and recent and relevant experience in the onshore North American market.

•	Mr. Snider’s experience as Chief Executive Officer of Exterran Holdings, Inc., a publicly traded global natural gas compression services company, together with his current service on the boards of two other publicly traded companies, provides the Energen Board with industry-related and international business knowledge and experience, as well as senior executive and board governance knowledge and experience.
•	Mr. Youngblood, retired President and Chief Executive officer of Alabama Gas Corporation (an SEC registrant and, until September 2, 2014, a wholly owned subsidiary of the Company), has significant institutional knowledge, natural gas industry knowledge, and operational management and budget experience.

Our nominees’ respective business backgrounds are discussed above in more detail.

SELECTION OF BOARD NOMINEES

Our Governance and Nominations Committee identifies and evaluates Board candidates using one or more informal processes deemed appropriate for the circumstances. A determination of whether to pursue discussions with a particular individual is made after discussion by the Committee and may be preceded by formal or informal discussions involving one or more or all of the other Board members. Information considered by the Committee may include information provided by the candidate and one or more Committee or Board members. The Committee will also consider potential committee service by Board candidates at the time such candidates are evaluated for membership on the Board and, if the Board has vacancies on a particular committee or foresees such a vacancy, the Committee may be more likely to consider Board candidates with credentials and experience suitable for service on such committee. Board candidates are expected to possess high personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the shareholders. They are also expected to have an inquisitive and objective perspective, practical wisdom, and good judgment. In addition to these fundamental characteristics, the Committee seeks to assemble and maintain a Board membership with a diverse portfolio of expertise, education, and experience conducive to generating multiple perspectives on the business, community, and strategic issues and opportunities encountered or anticipated by the Company. Once appropriate candidates have been identified, the Committee recommends nominations to our Board.

During fall 2014, following the unexpected passing of Dr. Merritt, the Committee began its search to fill the vacancy left by Dr. Merritt and prepare for future Director retirements. The Committee reviewed its prior discussions of potential board candidates and desired attributes. With respect to attributes, in addition to the characteristics described in the preceding paragraph, the Committee focused on oil and gas industry and public company experience. The Committee retained a Director search firm to assist in identifying and evaluating candidates, including candidates previously identified by the Committee. With the assistance of the search firm, the Committee considered several candidates and at the end of the process was pleased to recommend William G. Hargett and Alan A. Kleier for election to the Board at this Annual Meeting. Mr. Hargett first came to the attention of the Committee as a recommendation from the Company’s Chief Executive officer, and

Mr. Kleier first came to the attention of the Committee as a recommendation from a non-management Director.

Our Governance and Nominations Committee has not adopted a policy or procedure for the consideration of Director candidates recommended by shareholders. Our Board does not recall an instance in which a shareholder (other than a shareholder serving as an officer or Director) has recommended a

Director candidate; however, as stated in prior years, the Governance and Nominations Committee will consider timely shareholder recommendations. Our Company Bylaws contain detailed procedures for shareholders desiring to nominate, instead of recommend, a Director candidate. For this Annual Meeting, the Governance and Nominations Committee did not receive any Director candidate recommendations from shareholders holding at least 5% of our common stock.

BOARD AND COMMITTEES

In 2014, our Board held 6 meetings and committees of the Board held 13 meetings. Each Director attended 75% or more of the aggregate of all meetings of the Board and the committees on which the Director served during 2014. We encourage and expect our Board members to attend our Annual Meeting absent extenuating circumstances, but we do not have a formal policy requiring attendance. All of our Board members attended our Annual Meeting held in 2014.

Our Board has the following three committees, each with a written charter adopted by the Board and available on our website:

•	Audit Committee;

•	Governance & Nominations Committee; and

•	Compensation Committee.

The following table summarizes the primary purpose and function of each committee.

Committee	Primary Purpose and Function
Audit

•  Assist the Board in fulfilling its responsibility to oversee the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, and the performance of the Company’s internal audit function and independent auditors;

•  appointment, compensation, retention, discharge and replacement of the Company’s independent auditors; and

•  prepare a Committee report as required by the SEC to be included in the Company’s annual Proxy Statement.

Governance & Nominations

•  Review and advise the Board on general governance and structure issues, including corporate governance principles and guidelines applicable to the Company;

•  lead the Board’s Director succession planning;

•  review potential Board candidates and recommend Director nominations to the Board; and

•  review and recommend non-employee Director compensation to the Board.

Compensation

•  Review and approve corporate goals and objectives in the areas of salary and bonus compensation, benefits, and equity-based compensation, as these areas relate to the CEO, evaluating the CEO’s performance based on those goals and

Committee	Primary Purpose and Function

objectives and, either as a committee or together with the other independent directors (as directed by the Board) determine and approve the CEO’s compensation level based on that evaluation;

•  make recommendations to the Board with respect to non-CEO executive officer compensation, incentive compensation plans and equity-based plans that are subject to Board approval;

•  produce an annual report on executive compensation as required by the SEC to be included in or incorporated by reference into the Company’s Proxy Statement or other applicable SEC filings; and

•  under delegation from our Board, determine and approve our compensation philosophy, the compensation of our non-CEO executive officers and equity-based compensation applicable to non-executive officer employees.

The table below provides membership and meeting information for each of the standing Board committees for 2014. If elected as Directors, Mr. Hargett and Mr. Kleier will serve on the Audit Committee.

Name	Audit	Compensation	Governance & Nominations
Mr. Dewey*	C	M
Mr. Goodrich*		M	C
Mr. Gorrie (a)*	M
Mr. Grinney*	M	M
Ms. Powell Hawes*	M
Mr. McManus (b)
Dr. Merritt (c)*	M		M
Mr. Snider*		C	M
Mr. Youngblood*			M
2014 Meetings	5	6	2

C: Chair            M: Member                  *Independent Director

(a)	Mr. Gorrie joined the Audit Committee effective April 1, 2014.
(b)	Mr. McManus, as Chief Executive Officer of the Company, is not a member of any Committee.
(c)	Dr. Merritt served as a member of the Audit and Governance and Nominations Committees until the date of her passing on October 19, 2014.

INDEPENDENCE DETERMINATIONS

Our Board of Directors has adopted independence standards consistent with the listing standards adopted by the NYSE. A Director will be considered “independent” and found to have no material relationship with the Company if:

(1)  During the prior three years:

•	The Director has not been an employee of the Company or any of its subsidiaries;

•	No immediate family member of the Director has been an executive officer of the Company;

•	Neither the Director nor an immediate family member of the Director has received more than $120,000 per year in direct compensation from the Company other than director and committee fees and pension or other forms of direct compensation for prior service (provided such compensation is not contingent in any way on future service);

•	Neither the Director nor an immediate family member of the Director has been employed as an executive officer of another company where any of the Company’s present executives serve on that company’s compensation committee; and

•	The Director has not been an executive officer or employee, and no immediate family member of the Director has been an executive officer, of a company that made payments to or received payments from the Company for property or services in an amount which, in any single fiscal year, exceeded the greater of $1 million or 2% of such other company’s consolidated gross revenues;

and

(2) •	The Director is not a current partner or employee of a firm that is the Company’s internal or external auditor;
•	The Director does not have an immediate family member who is a current partner of such a firm;

•	The Director does not have an immediate family member who is a current employee of such a firm and personally works on the Company’s audit; and

•	Neither the Director nor an immediate family member was within the last three years a partner or employee of such a firm and personally worked on the Company’s audit within that time.

In January 2015, the Board reviewed the independence of its members and nominees. Based on this review and the independence standards set forth above, the Board of Directors determined that none of the Director nominees and none of the current Directors, with the exception of Mr. McManus, have a material relationship with the Company other than in their capacities as members of the Board of Directors. Mr. McManus is not considered an independent Director due to his employment as Chief Executive Officer of the Company.

The Board of Directors has determined that each member of the Audit Committee and Messrs. Hargett and Kleier meet the independence standards required by applicable SEC regulations and NYSE listing standards, and the financial literacy and accounting or financial management requirements of the NYSE listing standards. The Board has also determined that Ms. Powell Hawes is an audit committee financial expert under the rules and regulations of the SEC.

The Board of Directors has determined that each member of the Compensation Committee and the Governance and Nominations Committee meets the independence requirements of applicable SEC regulations and NYSE listing standards.

In evaluating the independence of the Directors and nominees, the Board was not aware of, and did not consider, any relationships between a Director or Director nominee, or any family member of a Director or Director nominee, and the Company or any of its executive officers.

Although the Company does not have specific policies and procedures for the review, approval or ratification of Company transactions in which any Director, executive officer or other related person will have a direct or indirect material interest, the Company does have conflict of interest disclosure requirements in its Business Conduct Guidelines and its Corporate Governance Guidelines. The Business Conduct Guidelines require each officer, employee and Director to notify the Company if he/she or a close family member has a financial interest in a transaction involving the Company. The Corporate Governance Guidelines further provide that

Directors are expected to disclose to the Board any potential conflicts of interest that they may have with respect to any matters under discussion and refrain from voting on such matters, if appropriate.

We rely on our Directors and executive officers to make advance disclosure to the Board of Directors of transactions with the Company in which a Director or an executive officer will have a direct or indirect interest. Our Board of Directors would then evaluate and determine whether to approve any such proposed transaction. Failure to disclose such a transaction to our Board of Directors in advance and to seek approval from our Board prior to engaging in such a transaction would constitute a violation of our Company’s Business Conduct Guidelines. Our Directors and executive officers also complete an annual questionnaire that identifies or confirms the absence of any direct or indirect participation in any transaction with the Company.

BOARD LEADERSHIP STRUCTURE AND ROLE IN RISK OVERSIGHT

The Chairman of the Company’s Board of Directors is Mr. McManus, who also serves as the Company’s Chief Executive Officer. This combined Chairman-CEO leadership role has been used by the Company for many years except during brief succession transition periods. The Company has also always had a majority independent Board membership. Currently, Mr. McManus is the only non-independent member of the Board. Under our Corporate Governance Guidelines, our Board designates a lead Director for purposes of convening and chairing meetings of our non-management Directors. The role of lead Director is currently filled by Mr. Goodrich. Based on many years of experience, the Board believes that this structure serves the Company well in providing effective and efficient leadership with active independent oversight.

The Board exercises its risk oversight role through Board and Committee meetings. As noted above, a majority of the Board members and all Committee members are independent. Risk oversight matters are discussed and reviewed in various ways: normal agenda items; presentations in response to Director requests; presentations initiated by management; and issues raised and discussed during the course of Board and Committee meetings. The Board has developed a matrix identifying key risks and specifying full Board or specific Committee oversight responsibility. The Governance and Nominations Committee is charged with coordinating periodic review, update and assessment of the matrix.

COMMUNICATION WITH THE BOARD OF DIRECTORS

Based on past experience, we expect to receive and respond to shareholder communications in a variety of ways. Our

Board does not want to limit this flexibility and has not implemented a defined process for shareholders to send communications to the

Board. Any shareholder or other interested person wishing to communicate with a member of the Board may send correspondence to his or her attention at Energen Corporation, 605 Richard Arrington Jr. Blvd. North, Birmingham, Alabama 35203-2707. The names, titles and committee assignments of our officers and Directors, together with our mailing address and telephone number, can be found on our website under the heading “Investor Relations” and subheading “Corporate Governance”

(www.energen.com). Also under that subheading, page 16 of our Business Conduct Guidelines details the procedure adopted by our Audit Committee for the handling of inquiries and correspondence relating to errors, deficiencies and misrepresentations in accounting, internal control, and audit related matters. Such inquiries and correspondence are to be forwarded by our General Counsel to the Chairman of our Audit Committee.

CODE OF ETHICS

The Company has a code of ethics, titled Business Conduct Guidelines, which is applicable to all of the Company’s employees, including the principal executive officer, the principal financial officer and the principal accounting officer. The Business Conduct Guidelines are also applicable to all of the

Directors of the Company. We intend to post amendments to or waivers from the Business Conduct Guidelines that are applicable to the Company’s Directors, principal executive officer, principal financial officer and principal accounting officer on our website.

AVAILABILITY OF CORPORATE GOVERNANCE DOCUMENTS.

Our corporate governance documents are available on our website under the heading “Investor Relations” and subheading “Corporate Governance” (www.energen.com). Our corporate governance documents include the following:

•	Corporate Governance Guidelines;

•	charters for each Board committee; and

•	Business Conduct Guidelines.

Shareholders also may obtain copies of these documents from us without charge by requesting such documents in writing or by telephone at the following address or telephone number:

J. David Woodruff

Energen Corporation

605 Richard Arrington Jr. Blvd. North

Birmingham, Alabama 35203-2707

Phone: (205) 326-2700

COMPENSATION COMMITTEE PROCESS

The Compensation Committee is responsible for overseeing and administering the Company’s executive compensation program. The Compensation Committee establishes the salaries and other compensation of the executive officers of the Company, including the Chairman and CEO, the CFO, and other executive officers named in the Summary Compensation Table. In setting salaries and granting other forms of compensation, the Compensation Committee receives and considers information and recommendations from the CEO and the Vice President of Human Resources. The Compensation Committee also reviews and considers reports and analysis provided by its executive compensation consultant, Pay Governance, LLC (“Pay Governance”). Pay Governance is engaged by the Company at the direction of the Compensation Committee. The Compensation Committee conducted an assessment of the independence of Pay Governance utilizing the factors identified in Rule 10C-1 promulgated under the Securities

Exchange Act of 1934, as amended. Pay Governance did not identify any conflicts to be considered by the Compensation Committee as part of its independence analysis. Management meets with Pay Governance representatives and participates in most meetings between Pay Governance and the Compensation Committee. Pay Governance provides assessments of the competitiveness of the Company’s executive compensation levels and practices relative to relevant executive labor markets and other assignments as required by the Compensation Committee. For a more detailed description of the Compensation Committee’s authority and interaction with management and Pay Governance, see “Compensation Discussion and Analysis” beginning on page 27 of this proxy statement.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the Directors serving on the Compensation Committee has served as an officer or employee of the Company or had a relationship with the Company that required consideration by our Board of Directors in connection with their review of Director independence. No executive officer of the Company has served or serves on the compensation committee or board of any company that employed or employs any member of the Compensation Committee.

DIRECTORS’ COMPENSATION

2014 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
(a)	(b)	(c)(1)	(d)	(e)	(f)	(g)(2)	(h)

Dewey	88,500	105,805				1,607	195,912

Goodrich	76,500	105,805				2,224	184,529

Gorrie(3)	67,875	-				1,854	61,854

Grinney	76,500	105,805				-	182,305

Merritt (4)	62,500	105,805				-	168,305

Powell Hawes	70,500	105,805				1,967	178,272

Snider	80,500	105,805				2,373	188,678

Youngblood	64,500	105,805				-	170,305

(1) The Stock Awards in column (c) reflect the January 2014 grant of 1480 unrestricted shares under the Company’s Directors Stock Plan with a grant date value of $71.49 per share. There were no stock awards outstanding at year-end.

(2) Column (g) reflects income tax reimbursements related to Company paid spousal travel expenses. The aggregate amount of perquisites and other personal benefits, or property, including Company paid spousal travel expenses was less than $10,000 for each Director.

(3) Mr. Gorrie joined the Board of Directors effective January 1, 2014.

(4) Dr. Merritt served as a member of the Board until the date of her passing on October 19, 2014.

The Governance and Nominations Committee charter provides that:

At such times as it determines appropriate or as requested by the Board, the Committee will review and make recommendations with respect to Director compensation. Such compensation is intended to be sufficient to attract and retain qualified candidates and may include a combination of cash and stock based compensation.

Management discusses Director compensation with the Governance and Nominations Committee and makes recommendations on Director compensation that the Governance and Nominations Committee considers as part of its process in reviewing Director compensation. The Director monthly cash retainer fees and meeting fees paid in 2014 were approved by the Board effective January 1, 2014. The 2014 share awards were issued pursuant to the Amended and Restated Directors Stock Plan. The Governance and Nominations Committee targeted a grant of shares that would equal approximately $100,000 in value to each non-employee Director based on share prices during the first ten trading days of January 2014.

Non-employee Director Fees.

•	$51,000 annual retainer

•	$1,500 fee per Board meeting attended

•	Audit Committee:

-	Chair: $22,500 per year

-	Member: $10,500 per year

•	Compensation Committee:

-	Chair: $16,000 per year

-	Member: $6,000 per year

•	Governance and Nominations Committee:

-	Chair: $7,500 per year

-	Member: $4,500 per year

•	Lead Director: $3,000 per year

No Director who is an employee of the Company is compensated for service as a member of the Board of Directors or any committee of the Board of Directors.

Share Awards and Deferred Compensation.  Our Board has authority to make compensatory grants of stock, restricted stock and stock options to non-employee Directors pursuant to the Amended and Restated Directors Stock Plan at such times and in such amounts as the Board may determine. Awards under the Amended and Restated Directors Stock Plan are in addition to the payment of monthly cash retainers and meeting fees. The plan also allows each non-employee Director to elect to have any part or all of the cash fees payable for services as a Director of the Company and its subsidiaries paid in shares of common stock.

The Governance and Nominations Committee administers the Amended and Restated Directors Stock Plan. Although the plan has no fixed duration, the Board of Directors or our shareholders may terminate the plan. Our Board of Directors also may amend the plan from time to time, but any amendment that materially increases the benefits accruing to participants, increases the number of shares of common stock that may be issued or materially modifies eligibility requirements would require the approval of our shareholders.

Under the Company’s 1997 Deferred Compensation Plan, members of the Board of Directors may elect to defer part or all of their Director compensation. The 1997 Deferred Compensation Plan is discussed below in greater detail under the caption “Compensation Discussion and Analysis —1997 Deferred Compensation Plan.”

Stock Ownership Guideline.  The stock ownership expectation of non-employee Directors is 5,000 shares including share equivalents under the 1997 Deferred

Compensation Plan. New Directors are expected to reach this ownership target within five years of joining the Board of Directors.

Other.  The Company reimburses Directors for travel, lodging, and related expenses incurred in attending Board and Committee meetings. These reimbursements include the expenses incurred by the Directors’ spouses in accompanying the Directors at the invitation of the Company, along with taxes related to such payments. Directors previously had family coverage under the Company’s membership in a medical emergency travel assistance program, but such coverage was terminated during 2014.

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors of the Company has selected the accounting firm of PricewaterhouseCoopers LLP to serve as the independent registered public accounting firm of the Company with respect to its operations for the year 2015. While shareholder ratification of the appointment is not required, the Audit Committee has determined to seek input from the shareholders as part of the selection process. PricewaterhouseCoopers LLP has served as the Company’s independent registered public accounting firm for a number of years. If the appointment of PricewaterhouseCoopers LLP is not ratified by the shareholders, the matter of the appointment of an independent registered public accounting firm will be reconsidered by the Audit Committee.

The firm of PricewaterhouseCoopers LLP audited our financial statements for the fiscal year ended December 31, 2014, and the Audit Committee plans to continue the services of this firm for the fiscal year ending December 31, 2015. A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

FEE DISCLOSURE

The following table presents fees billed or expected to be billed for professional audit services rendered by PricewaterhouseCoopers LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2014 and December 31, 2013, and fees billed for other services rendered by PricewaterhouseCoopers LLP during those periods.

	2014	2013
(1) Audit fees	$1,993,834	$1,836,000
(2) Audit-related fees (a)	$1,546,892	$217,000
(3) Tax fees (b)	$74,000	$96,000
(4) All other fees	$0	$0

(a)	Includes fees for audits of certain of the Company’s employee benefit plans, review of the application of accounting standards and internal control review.
(b)	Includes fees incurred in connection with the Company’s tax returns and review of certain tax matters.

PRE-APPROVAL PROCESS

Our Audit Committee approved, directly or through our pre-approval process, one hundred percent (100%) of the services provided by PricewaterhouseCoopers LLP during 2014,

and concluded that the provision of such services by PricewaterhouseCoopers LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

Our Audit Committee pre-approved the engagement through June 30, 2015 of the independent auditors with respect to the following services: (i) services necessary to perform the audit or review of the Company’s financial statements; (ii) audit-related services such as employee benefit plan audits, due diligence related to mergers and acquisitions, accounting assistance and internal control reviews; and (iii) tax services including preparation and/or review of, and consultation and advice with respect to, tax returns and reports; claims for tax refund; tax planning services; tax implications of changes in accounting methods and applications for approval of such changes; tax basis studies; tax implications of mergers, acquisitions and divestitures; tax issues relating to payroll; tax issues relating to employee benefit plans; requests for technical advice from tax authorities and tax audits and appeals (not including representation before a tax court, district court or federal court of claims or a comparable state or local court). In addition, the Chairman of the Audit Committee has been delegated the authority by the Audit Committee to pre-approve the engagement of the independent auditors for services not covered by the above authority. All such pre-approvals must be reported to the Audit Committee at the next committee meeting.

REQUIRED VOTE

The affirmative vote of a majority of the votes cast at the Annual Meeting in person or by proxy by shareholders entitled to vote on the matter is required to ratify the appointment of

PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company.

RECOMMENDATION

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

2014 AUDIT COMMITTEE REPORT

In compliance with the requirements of the NYSE, the Audit Committee has a formal written charter approved by the Board of Directors, a copy of which is available on our website under the heading “Investor Relations” and subheading “Corporate Governance” (www.energen.com). In connection with the performance of its responsibility under its charter, the Audit Committee has:

•	Reviewed and discussed the audited financial statements of the Company with management;

•	Discussed with the independent auditors the matters required to be discussed by PCAOB Auditing Standard No. 16 (required communication by external auditors with audit committees);

•	Received from the independent auditors disclosures regarding the auditors’ independence required by the applicable requirements of the Public Company Accounting Oversight Board and discussed with the auditors the auditors’ independence; and

•	Recommended, based on the review and discussion noted above, to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the SEC.

The Audit Committee has also considered whether the independent registered public accountants’ provision of non-audit services to the Company is compatible with maintaining their independence.

AUDIT COMMITTEE

Kenneth W. Dewey, Chair

M. James Gorrie

Jay Grinney

Frances Powell Hawes

SHARE OWNERSHIP

PRINCIPAL HOLDERS

The only persons known by the Company to be beneficial owners of more than five percent (5%) of the Company’s common stock are the following:

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (1)	Percent of Class Beneficially Owned (1)
BlackRock, Inc. (2) 40 East 52nd Street New York, NY 10022	4,978,588	6.8%
State Street Corporation (3) State Street Financial Center One Lincoln Street Boston, MA 02111	4,070,197	5.6%
The Vanguard Group (4) 100 Vanguard Blvd. Malvern, PA 19355	5,100,994	6.96%
Wellington Management Group LLP (5) c/o Wellington Management Company LLP 280 Congress Street Boston, MA 02210	8,276,329	11.31%
Boston Partners (6) One Beacon Street Boston, MA 02108	6,629,178	9.06%
JPMorgan Chase & Co. (7) 270 Park Avenue New York, NY 10017	4,792,547	6.5%

(1)	Reflects shares reported on Schedule 13G as beneficially owned as of December 31, 2014.

(2)	In a Schedule 13G dated January 12, 2015, BlackRock, Inc., together with certain affiliated entities (“BlackRock”), reported having sole power to vote 4,620,621 shares of common stock and sole power to dispose or direct the disposition of 4,978,588 shares of common stock. All information in this footnote was obtained from the Schedule 13G filed by BlackRock.

(3)	In a Schedule 13G dated February 11, 2015, State Street Corporation, together with certain affiliated entities (“State Street”), reported having shared power to vote 4,070,197 shares of common stock and shared power to dispose or direct the disposition of 4,070,197 shares of common stock. All information in this footnote was obtained from the Schedule 13G filed by State Street.

(4)	In a Schedule 13G dated February 9, 2015, The Vanguard Group, together with certain affiliated entities (“Vanguard”), reported having sole power to vote 68,481 shares of common stock, sole power to dispose or direct the disposition of 5,039,174 shares of common stock and shared power to dispose or direct the disposition of 61,820 shares of common stock. All information in this footnote was obtained from the Schedule 13G filed by Vanguard.

(5)	In a Schedule 13G dated February 12, 2015, Wellington Management Group LLP, together with certain affiliated entities (“Wellington”), reported having shared power to vote 3,934,911 shares of common stock and shared power to dispose or direct the disposition of 8,276,329 shares of common stock. All information in this footnote was obtained from the Schedule 13G filed by Wellington.

(6)	In a Schedule 13G dated February 9, 2015, Boston Partners reported having sole power to vote 4,975,199 shares of common stock, shared power to vote 13,500 shares of common stock and sole power to dispose or direct the disposition of 6,629,178 shares of common stock. All information in this footnote was obtained from the Schedule 13G filed by Boston Partners.

(7)	In a Schedule 13G dated January 27, 2015, JPMorgan Chase & Co., together with certain affiliated entities (“JPMorgan”), reported having sole power to vote 4,627,029 shares of common stock, shared power to vote 8,648 shares of common stock, sole power to dispose or direct the disposition of 4,760,963 shares of common stock and shared power to dispose or direct the disposition of 15,984 shares of common stock. All information in this footnote was obtained from the Schedule 13G filed by JPMorgan.

DIRECTORS AND EXECUTIVE OFFICERS

As of February 25, 2015, our Directors, Director nominees and executive officers beneficially owned shares of our common stock as described in the table below. Beneficial ownership includes shares that each person has the right to acquire within sixty (60) days of February 25, 2015. Except as we have noted below, each individual listed below has sole voting power and sole investment power with respect to shares they beneficially own, and has not pledged any of their shares of our common stock. The final column indicates common stock share equivalents held under the Energen Corporation Deferred Compensation Plan as of February 25, 2015. Company policy prohibits our officers and directors from pledging our common stock or trading in derivatives of our common stock.

Name of Entity, Individual or Persons in Group	Number of Shares Beneficially Owned (1)(2)	Percent of Class Beneficially Owned (2)	Share Equivalents Under Deferred Plan (3)
Kenneth W. Dewey	15,000	*	21,737
David Godsey	23,843	*	264
T. Michael Goodrich	16,940	*	26,036
M. James Gorrie	3,070	*	0
Jay Grinney	2,500	*	8,542
William G. Hargett	1,000	*	0
Frances Powell Hawes	2,990	*	2,117
Alan A. Kleier	500	*	0
James T. McManus, II	310,412	*	0
Charles W. Porter, Jr.	68,061	*	946
John S. Richardson	165,568	*	3,065
Stephen A. Snider	28,870	*	4,477
J. David Woodruff	179,936	*	830
Gary C. Youngblood	46,118	*	0
All Directors, Director nominees and executive officers (17 persons)	907,643	1.24%	69,867

*	Less than one percent.

(1)	The shares of common stock shown above include shares owned by spouses and children, as well as shares held in trust. The shares of common stock shown above for Messrs. Godsey, McManus, Porter, Richardson, Woodruff and the other executive officers of the Company include shares that are held for their respective accounts under the Energen Corporation Employee Savings Plan. Messrs. Godsey, McManus, Porter, Richardson, Woodruff and all Directors and executive officers as a group hold presently exercisable options to acquire 5,087, 158,645, 40,199, 105,171, 84,004, and 409,857 shares of common stock, respectively, which amounts are included in the above table.

(2)	The number and percentage of common stock beneficially owned does not include shares of common stock credited to Company Stock Accounts under the Energen Corporation Deferred Compensation Plan.

(3)	Represents shares of common stock credited to Company Stock Accounts under the Energen Corporation Deferred Compensation Plan. The value of Company Stock Accounts tracks the performance of the common stock, with reinvestment of dividends. The Company Stock Accounts have no voting rights.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, Directors and persons who own more than 10% of our common stock, to file initial reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 within specified time frames with the SEC, and to provide us with copies of all forms filed. We believe, based on a review of Forms 3, 4 and 5 furnished to us, that, during fiscal 2014, our executive officers, Directors and 10% shareholders complied in full with all applicable Section 16(a) filing requirements.

COMPENSATION DISCUSSION AND ANALYSIS

 EXECUTIVE SUMMARY

Overview. The following discussion details how the Compensation Committee (“Compensation Committee”) of the Board of Directors of the Company determines compensation for the Company’s Chairman and CEO, the CFO, and the other executive officers named in the Summary Compensation Table (sometimes referred to as the “named executive officers”). The Company’s approach to executive compensation is guided by the following objectives:

¡	attract and retain highly qualified executives;

¡	link a substantial portion of individual compensation to Company performance; and

¡	align the interests of executives with the long-term interests of shareholders.

The Compensation Committee attempts to structure compensation packages for the named executive officers such that at target performance a majority of an officer’s compensation is delivered through incentive compensation, with a majority of total incentive compensation delivered through long-term incentive compensation. The Compensation Committee utilizes competitive data provided by the Company’s compensation consultant, input from the Chief Executive Officer regarding the performance of named executive officers other than him, and consideration of internal equity to set total compensation ranges for each executive position and allocate compensation among salary, annual incentives and long-term incentives. The combination of salary, short-term incentives and long-term incentives is intended to compensate Company executives at approximately the 50th percentile of the market when the Company performs at a target level.

Compensation Practices. Energen’s executive compensation policies and practices include the following features designed to align compensation with performance and the long-term interests of shareholders.

¡	The annual cash incentive compensation program is based on objective financial and operational metrics.

¡	The long-term incentive compensation plan is 100% equity-based.

¡	The long-term incentive compensation plan includes the use of performance shares based on total shareholder return performance relative to the companies included in the S&P Supercomposite Oil and Gas E&P index.

¡	Change in control provisions are “double trigger,” meaning that in the event of a Company change in control, severance compensation is paid and accelerated equity award vesting occurs only if a participant’s employment is terminated following a change in control of the Company.

¡	We maintain stock ownership guidelines, which align the financial interests of executives with shareholders.

¡	We prohibit hedging of Company common stock by officers and directors.

¡	We prohibit pledging of Company common stock by officers and directors.

¡	Although 2007 and earlier change in control severance agreements include a tax gross-up provision, severance agreements entered into since 2007 do not contain a tax gross-up provision and the Compensation Committee does not expect to include such a provision in future agreements.

Company Performance. The Company’s Permian Basin drilling and development program led to a 17 percent year-over-year increase in oil and natural gas liquids production and a 7 percent increase in proved reserves.

During 2014 the Company sold its utility subsidiary, Alabama Gas Corporation (“Alagasco”), in a $1.6 billion transaction, clarifying Energen as a pure-play oil and gas exploration and production company.

The Company’s adjusted net income of $2.05 per diluted share fell short of our $2.17 per diluted share performance target. The adjusted net income of $2.05 per diluted share, a non-GAAP measure, excludes the impact of (i) open mark-to-market gains and losses, (ii) non-cash proved property and unproved leasehold impairments, (iii) changes in accounting principles or other provisions that materially affect reported results, (iv) gains or losses (net of earnings on sold production) on asset dispositions greater than five million dollars, and (v) unbudgeted reorganization costs. The Company’s 2014 GAAP net income was $7.75 per diluted share. (See “Non-GAAP Financial Measures” on Appendix B for explanation and reconciliation).

COMPENSATION ELEMENTS

Base Salary. The Compensation Committee’s objective of targeting compensation for named executive officers at the 50th percentile of the market translates into salary ranges for executives intended to approximate the median salaries for comparable positions in our peer companies. When making salary adjustments within the target ranges, the Compensation Committee considers competitive salary data, recommendations from the CEO and the Vice President of Human Resources, internal comparability considerations and the executive’s experience, tenure, and performance.

Annual Cash Incentives and Company Performance. Payment of annual cash incentive compensation is linked to the annual performance of the Company and its subsidiaries through performance factors established by the Compensation Committee at the beginning of each year. For 2014, the applicable performance metrics fell between threshold and target for Energen and above target for Energen Resources. These results were reflected in the incentive payments described below.

Long-Term Equity Compensation. In 2014, the Compensation Committee delivered long-term incentives to our executives using a combination of performance shares, restricted stock units and stock options.

Prior to 2013, the Committee used stock options as its primary long-term incentive. In

January 2013 and 2014, it granted a mix of performance shares (50%), restricted awards (25%) and stock options (25%)(percentages indicate estimated value allocation). In February 2015, the Committee granted a mix of performance shares (60%) and restricted awards (40%), but did not grant stock options.

Payout of performance shares is based on total shareholder return performance relative to companies in the S&P Supercomposite Oil and Gas E&P Index. Although performance shares typically have a three-year award measurement period, as part of the 2013 transition, the Committee granted performance shares with a two-year award period that ended December 31, 2014. The Company’s total shareholder return of 37.7% for this two-year period placed it at the 91st percentile resulting in a maximum payout. The operation of the plan is discussed in greater detail below.

Transaction Bonus. Following the Company’s successful $1.6 billion divestiture of its utility operations in September 2014, the Committee recommended and the Board used its discretionary authority to pay an aggregate of approximately $948,000 in cash bonuses to certain officers, including the following three named executive officers: McManus - $250,000, Porter - $171,200, and Woodruff - $110,700.

COMPENSATION PHILOSOPHY

The Company’s executive compensation program is designed to serve the Company and its shareholders by aligning executive compensation with shareholder interests and by encouraging and rewarding management initiatives that will benefit the Company, its shareholders and employees over the long-term. Specifically, the executive compensation program seeks to:

¡	attract and retain highly qualified executives;

¡	link a substantial portion of individual compensation to Company performance; and

¡	align the interests of executives with the long-term interests of shareholders.

The Company’s executive compensation program includes base salary, annual cash incentive awards, long-term equity based incentive opportunities and retirement benefits. In the case of a change in control, we also provide severance compensation for qualified terminations related to the change in control. The Compensation Committee believes that each of these components is a factor in the attraction, retention and motivation of qualified executives. The annual cash and long-term equity incentives link each executive’s compensation to corporate performance, with the annual cash incentives keyed to short-term financial and operational objectives and the long-term equity incentives providing alignment with shareholder returns.

The combination of salary, short-term cash and long-term equity incentives is intended to compensate Company executives at approximately the 50th percentile of the market when the Company performs at a target level; above median when the Company performs above target; and below median for below-target performance. Target performance represents the performance expectations of the Compensation Committee as measured by the performance metrics set by the Compensation Committee for the Annual Incentive Compensation Plan and the relative total shareholder return performance target associated with our use of long-term performance shares. The allocation between the various elements of the compensation package is intended to emphasize incentive compensation while remaining in line with market allocations for similar positions in comparable companies. As shown in the chart below, a majority of 2014 target compensation is represented by incentive compensation and a majority of the incentive compensation is represented by long-term equity incentive compensation. The allocation to incentive compensation increases with position seniority since we believe that the compensation of our most senior executives should be linked most closely to Company performance.

Allocation of Target Compensation by Percentage

ADMINISTRATION OF EXECUTIVE COMPENSATION ROLES AND RESPONSIBILITIES

Role of the Compensation Committee: The Compensation Committee oversees and administers the Company’s executive compensation program. It establishes the salaries and other compensation of the executive officers of the Company, including the named executive officers. On an annual basis, the Committee conducts performance evaluations of the CEO which include obtaining written input from each of the independent members of the Board of Directors. As noted below, the Committee then meets with the CEO to discuss his performance. Each member of the Compensation Committee is an independent Director.

Role of Management: In evaluating compensation, the Compensation Committee receives and considers information and recommendations from the CEO and the Vice President of Human Resources. On an annual basis, the Compensation Committee meets with the CEO to discuss his performance and the CEO provides the Compensation Committee with his evaluation of the performance of the other executive officers in connection with the annual compensation review of those officers.

Role of the Compensation Consultant: The Compensation Committee also reviews and considers reports and analysis provided by its independent executive compensation consultant, Pay Governance. Pay Governance is engaged by the Company at the direction of the Compensation Committee. The Compensation Committee determined Pay Governance to be independent following consideration of the factors identified in Rule 10C-1(b)(4) promulgated under the Exchange Act. Management meets with Pay Governance representatives and participates in most meetings between Pay Governance and the Compensation Committee.

Pay Governance provides assessments of the competitiveness of the Company’s executive compensation levels and practices relative to relevant executive labor markets and other assignments as requested by the Compensation Committee. Specifically, during 2014, Pay Governance assisted the Compensation Committee and the Company in the following areas:

¡	providing information on general trends in executive compensation;

¡	providing prevalence and plan design information on various types of incentive plans;

¡	providing compensation analyses of the competitiveness of the compensation of the Company’s executive positions, including an assessment of our pay and performance relative to peers; and

¡	preparing estimates of the benefits to be received by each named executive officer in the event of a change in control.

Pay Governance does not make specific recommendations on individual pay levels, but rather provides competitive data for review and use by the Compensation Committee and Company. The Compensation Committee uses the Pay Governance-provided data and analysis for general reference purposes.

Each year, the Compensation Committee examines the competitive salary data provided by Pay Governance to determine base salary ranges for the Company’s executive officers, including the named executive officers. The Compensation Committee also reviews the market data provided by Pay Governance to assess the total compensation levels that would place Company executives at approximately the 50th percentile of the market, assuming the Company meets target performance objectives. In accordance with its practice in prior years, the Compensation Committee reviewed compensation data and analyses provided by Pay Governance in preparation for the 2014 compensation review. The information provided by Pay Governance utilized compensation data and analysis from five reference points: (1) Custom Peer Group – 27 companies representing a mix of oil and gas, diversified companies with regulated gas operations, and pure-play gas utility companies selected to approximate Energen’s business mix (which at the time included utility operations); (2) Oil & Gas – 23 companies from Towers Watson’s 2013 CDB General Industry Executive Compensation Survey; (3) Energy Sector – 95 companies from the 2013 Energy Sector Mercer Total Compensation Survey; (4) Utility Industry – 56 utility focused companies from Towers Watson’s 2013 CDB Survey Energy Services Executive Compensation Survey; and (5) Broader

General Industry – general industry data from Towers Watson’s 2013 CDB General Industry Executive Compensation Survey. Companies included in the Custom Peer Group data base, Utility Industry data base, Oil & Gas data base, and the Energy Sector data base are listed on Appendix A. The Compensation Committee has not requested a listing of the companies in the Towers Watson’s 2013 CDB General Industry Executive Compensation Survey that includes over 400 companies.

2014 COMPANY PERFORMANCE

Energen’s oil and natural gas liquids (NGL) production increased 17 percent in 2014 as the Company continued to grow through active drilling in the Permian Basin led by a new Wolfcamp shale development program in the Midland Basin. Production in the Permian Basin increased 22 percent from the prior year. Companywide, production in 2014 grew 10 percent to a record 25.7 million barrels of oil equivalent (MMBOE).

Active drilling in the Permian Basin also led to a 7 percent increase in Energen’s proved reserves in 2014. Proved reserves at December 31, 2014, totaled a record 372.7 MMBOE, with oil and NGL reserves representing approximately 68 percent.

Energen’s transformation to a pure-play oil and gas exploration and production company was completed in September 2014 with the sale of the Company’s natural gas utility, Alabama Gas Corporation. The transaction, valued at $1.6 billion, closed within five months of the signing of a definitive stock purchase agreement in April. The sale of the utility clarified Energen’s corporate structure and enhanced its financial capacity to pursue the drilling and development of its Permian and San Juan oil basin properties.

As detailed below in the Annual Cash Incentives discussion, our net income fell short of target. Adjusted net income (a non-GAAP measure) was $2.05 per diluted share, and compared with our target net income of $2.17 per diluted share. The target income shortfall largely reflects lower realized oil and NGL prices, partially offset by higher production volumes. For purposes of measuring performance for annual cash incentives, net income is adjusted to exclude the impact of (i) open mark-to-market gains and losses, (ii) non-cash proved property and unproved leasehold impairments, (iii) changes in accounting principles or other provisions that materially affect reported results, (iv) gains or losses (net of earnings on sold production) on asset dispositions greater than five million dollars, and (v) unbudgeted reorganization costs. Energen’s 2014 GAAP net income was $7.75 per diluted share. (See “Non-GAAP Financial Measures” on Appendix B for explanation and reconciliation.)

BASE SALARY

As discussed above, the Compensation Committee attempts to provide competitive salaries. In setting 2014 salaries, the Compensation Committee reviewed competitive salary data for each position. Competitive salary data was intended to approximate the median salary of similar positions with comparable companies. In approving salary adjustments, the Compensation Committee considered the competitive salary data, recommendations from the CEO and the Vice President of

Human Resources, internal comparability considerations and the executive’s years of experience and performance

The differences in amounts of compensation awarded to the named executive officers reflect differences in the competitive market data for the positions held by the executives as well as internal comparability. From an internal comparability perspective, Mr. McManus holds the position with the greatest corporate responsibility and thus has the highest compensation among the named executive officers.

ANNUAL CASH INCENTIVES

Annual Incentive Compensation Plan (AICP). In order to link compensation to the Company’s annual performance, officers are eligible each year for cash incentive awards under the AICP. Awards are based upon attaining performance objectives approved by the Compensation Committee. Objectives are established at the corporate level for Energen and at the subsidiary level for Energen Resources and, prior to its divestiture, Alagasco.

For 2014, earned annual cash incentives were calculated by applying Company and business unit performance factors to each officer’s target incentive opportunity. The target incentive opportunities are set each year as a percentage of base salary. For 2014, the named executive officers had the following target incentive opportunities:

Named Executive Officer	Target Incentive Opportunity
McManus	100%
Porter	80%
Richardson	85%
Godsey	65%
Woodruff	60%

The applicable portions of target incentive opportunities subject to Company and business unit performance factors were as follows:

Business Unit Allocation Factor

	Energen	Energen Resources	Alagasco
McManus	80%	10%	10%
Porter	80%	10%	10%
Richardson	25%	75%	-
Godsey	25%	75%	-
Woodruff	80%	10%	10%

At the time that it set the Business Unit Allocation Factors, the Compensation Committee was aware that Alagasco might be divested during 2014 and the Compensation Committee provided that, in the event of a divestiture, the incentive allocations to Alagasco would be scored at target for the portion of the year prior to divestiture and measured by Energen performance for the remainder of the year. The closing of the divestiture of Alagasco occurred September 2, 2014.

Performance Factors and 2014 Results: The performance factors as well as actual 2014 results were as follows:

	Performance Factor
	Threshold	Target	Maximum	2014 Actual
Energen	0.50	1.00	2.00	0.86
Energen Resources	0.50	1.00	2.00	1.07
Alagasco	0.75	1.00	1.25	1.00

The performance factor scores were calculated based on the following criteria, results and weights:

	Threshold	Target	Maximum	2014 Result	2014 Score	Weight
Energen
Adjusted Earnings per share	$1.74	$2.17	$2.60	$2.05	0.86	100%

Energen Resources
Adjusted Net Income (millions)	$127	$159	$191	$149	0.85	70%
Total Production (excluding acquisitions and divestitures) MMBOE	23.6	24.9	26.1	25.7	1.67	5%

Operating Cost per BOE (excluding severance tax)	$12.15	$11.46	$10.77	$11.72	0.81	5%

Exploitation– percentage production replacement (excluding acquisitions and divestitures)	50%	100%	150%	213%	2.00	10%

Safety-Percentage of industry Average	150%	100%	50%		1.53	10%

Vehicle Frequency (40%)	150%	100%	50%	42%
DART Rate (20%)	150%	100%	50%	84%
Lost Time (20%)	150%	100%	50%	118%
Recordable Incident Rate (20%)	150%	100%	50%	75%

Total Weighted Score					1.07

Alagasco

Alagasco’s target factors are not included because, due to the divestiture, the Alagasco performance factor scores were all included at target, as explained above.

Based on the performance criteria and the 2014 results detailed above, the named executive officers received AICP incentive payments in January 2015 as reflected in the table below (also reflected in the column (g) 2014 disclosure in the Summary Compensation Table). The table also reflects the amounts that would have been paid to each named executive officer at target performance.

Named Executive Officer	AICP Target Annual Incentive ($)	AICP Actual Annual Incentive ($)	Actual as Percent of Target
McManus	837,000	745,293	89%
Porter	342,400	304,884	89%
Richardson	392,700	399,867	102%
Godsey	240,500	244,889	102%
Woodruff	221.400	197,142	89%

Earned AICP incentives are calculated by the following formula for each business unit - base salary x target incentive opportunity x business unit allocation factor x business unit performance factor. No incentives are paid unless Energen achieves its threshold earnings per share. If a subsidiary does not achieve its threshold income performance factor, no incentive is paid with respect to that subsidiary. The minimum score for the other subsidiary performance factors is the threshold score. For example, Mr. McManus’s 2014 AICP incentive was calculated as follows:

Calculation of McManus Actual AICP Incentive

Business Unit	Base Salary	Target Incentive Opportunity	Business Unit Target Allocator	Business Unit Performance Factor	Actual Incentive
Energen	$837,000	100%	80%	0.86	$575,856
Energen Resources	$837,000	100%	10%	1.07	$ 89,643
Alagasco target(1)	$837,000	100%	6.7%	1.00	$ 55,803
Alagasco-Energen(1)	$837,000	100%	3.3%	0.86	$ 23,991
TOTAL					$745,293

(1)	As discussed above, when setting objectives the Compensation Committee provided that, in the event of a divestiture of Alagasco, the Alagasco allocation factor would be scored at target for the period prior to divestiture and measured by Energen performance for the remainder of the year.

Discretionary Authority Applicable to Cash Incentive Awards. The Annual Incentive Compensation Plan provides the Compensation Committee with the discretion to decrease, but not increase, an earned incentive by up to 25%. This allows the Compensation Committee to reduce an individual payout for any reason including poor individual performance. The Compensation Committee’s negative discretion does not apply to plans other than the Annual Incentive Compensation Plan. Such discretion was not utilized with respect to 2014 payments.

In addition to performance-based awards, the Board of Directors has the inherent authority, in its absolute discretion, to award cash bonuses to such employees and in such amounts as it determines. As discussed below, such discretion was used in 2014 to provide transaction bonuses to certain officers in connection with the divestiture of Alagasco.

Transaction Bonus. As discussed above under Company Performance, during 2014 Energen sold its natural gas utility, Alabama Gas Corporation. This reflected a strategic decision by the Board to transform Energen to a pure-play oil and gas exploration and production company. In size, complexity and nature, this was an out-of-the-ordinary transaction for the Company involving successful coordination of state and federal regulatory approvals; refinancings of Energen and Alagasco debt; and the separation of longtime shared human resources, financial, tax, information technology and other corporate services, systems and facilities. The $1.6 billion transaction closed on September 2, 2014, less than five months after the signing of a definitive sale agreement.

Following completion of the divestiture, in September 2014, the Compensation Committee recommended - and the Board used its discretionary authority to pay - an aggregate of approximately $948,000 in cash bonuses to certain officers, including the following three named executive officers: McManus - $250,000, Porter - $171,200, and Woodruff - $110,700. Early in 2014 when the Committee set Annual Incentive Compensation Plan objectives, it did not include divestiture transaction incentives. As a result, the Board retained full flexibility to evaluate and determine whether to pay transaction-related bonuses. In light of the very successful and timely execution of the Alagasco sale, the Committee and Board determined that it was appropriate to award bonuses to recognize the efforts and leadership of key contributors to the transaction.

LONG-TERM EQUITY INCENTIVE COMPENSATION

Stock Incentive Plan. The Stock Incentive Plan is intended to align officer compensation with long-term company performance and changes in shareholder value. It provides for the grant of performance shares, restricted stock, restricted stock units and stock options. The Compensation Committee normally makes awards during its first meeting of the year. In 2014 and recent years this occurred during January. In 2015, the Compensation Committee made awards during February and expects to continue making awards in February during future years. The Compensation Committee also retains the authority to make awards at other times of the year. Equity grants for 2014 are reflected in the table under “Executive Compensation – Grants of Plan-Based Awards.”

In 2014, the Compensation Committee delivered long-term incentives using a combination of performance shares, restricted stock units and stock options providing a balanced program with measures that incentivize and reward relative performance as well as absolute performance.

Performance Shares. A performance share is the value equivalent of one share of our common stock. An award of performance shares becomes payable if the Compensation Committee determines that all conditions of payment have been satisfied at the end of the applicable award period. The standard performance share award period is three years. For example, the performance shares granted in January 2014 have an award period beginning January 1, 2014, and ending December 31, 2016. Payout of the performance shares will be based on Energen’s total shareholder return relative to companies (“peer companies”) included in the S&P Supercomposite Oil and Gas E&P index as constituted on the first day of the applicable award period. For grants made in 2013 and 2014, the threshold goal will be met if the Company’s total shareholder return percentile ranking relative to the peer companies is at least 35th (25th for 2015 grants), the target goal will be met if the Company’s total shareholder return percentile ranking relative to the peer companies is 50th, and the maximum goal will be met if the Company’s total shareholder return percentile ranking relative to the peer companies is 80th (90th for 2015 grants) at the end of the respective award period. If performance is below threshold, no portion of the performance shares will be paid. Threshold performance results in payment of 25% of the performance shares, target performance results in payment of 100% of the performance shares and maximum performance results in payment of 200% of the performance shares.

Restricted Awards. The Stock Incentive Plan also provides for the grant of restricted stock and restricted stock units. No shares of restricted stock may be sold, and restricted stock units do not pay out, until the restrictions on such shares or units have lapsed or been removed. The Compensation Committee establishes the terms and conditions upon which the restrictions on each award shall lapse, which terms and conditions may include a required period of service or individual or corporate performance conditions. The restricted stock unit grants made in January 2014 have a three-year service period condition, vesting in January 2017.

Stock Options. The stock option provisions of the Stock Incentive Plan provide for the grant of non-qualified stock options and stock appreciation rights or a combination thereof to officers and key employees, all as determined by the Compensation Committee. The Company’s stock options typically vest ratably over three years and expire after 10 years. The Compensation Committee has not placed performance conditions, other than employment vesting periods, on grants of stock options as it believes that the option itself is performance-based. The Compensation Committee has not utilized the stock appreciation right feature in recent years.

OWNERSHIP GUIDELINES/ANTI-HEDGING AND PLEDGING

The Company has the following suggested stock ownership guidelines for officers: CEO and Chairman (McManus) - 5 times base salary; CFO (Porter), COO (Richardson), and General Counsel (Woodruff) - 3 times base salary; and SVP (Godsey) - 2 times base salary. The Company’s other officers have ownership guidelines of 1 or 2 times base salary depending on position. For purposes of the guidelines, stock ownership includes (1) shares owned directly by the executive and immediate family members, (2) share holdings in the Company’s 401(k) plan, (3) deferred compensation shares and (4) unvested restricted stock and restricted stock units subject to service-based vesting. It is expected that an officer will not sell or otherwise transfer shares of Company common stock if the officer does not meet the ownership guidelines or if the sale or transfer would cause the officer to not meet the ownership guidelines, excepting shares sold or withheld for taxes on equity awards. As of December 31, 2014, each of our named executive officers maintained ownership exceeding the guidelines. The guidelines have not been a factor in the Compensation Committee’s recent compensation decisions. In addition, the Company has policies that prohibit employees and directors from hedging or entering into pledging transactions utilizing Company common stock.

1997 DEFERRED COMPENSATION PLAN

The Company also provides a program that allows our Directors and officers to defer receipt of compensation. Amounts deferred by a participant under the Deferred Compensation Plan are credited to one of two separate accounts maintained for a participant, a Company stock account or an investment account. The value of a participant’s Company stock account tracks the performance of our common stock, including reinvestment of dividends. At distribution, the participant’s Company stock account is payable in the form of shares of Company common stock. The value of a participant’s investment account tracks the performance of selected mutual funds offered by The Vanguard Group, Inc. All of the mutual funds utilized to track performance under the Deferred Compensation Plan are also investment options for employees under the Company’s generally available Employee Savings Plan. At distribution, the participant’s investment account is payable in cash. The Deferred Compensation Plan is primarily designed as a financial planning and savings tool for participants. It does, however, include a Company contribution provision for officers that mirrors the Company match and supplemental contribution provisions of the Employee Savings Plan. The Company has established trusts and has funded the trusts, and presently plans to continue funding the trusts, in a manner that generally tracks participants’ accounts under the Deferred Compensation Plan. Although there is generally no requirement that the trusts be so funded or invested, if a change in control of the Company occurs, the trusts must be funded in an amount equal to the aggregate value of the participants’ accounts at the time of the change of control. While intended for payment of benefits under the Deferred Compensation Plan, the trusts’ assets remain subject to the claims of our creditors.

RETIREMENT INCOME PLAN AND RETIREMENT SUPPLEMENTAL AGREEMENTS

The Energen Corporation Retirement Income Plan, a defined benefit plan, covers our officers along with substantially all of our salaried employees. During 2014, our Board took action to (1) exclude from participation employees hired by the Company on or after November 1, 2014, (2) freeze the accrual of benefits under the plan for all participants, effective December 31, 2014, and (3) terminate the Retirement Income Plan, effective January 31,

2015. Prior to the amendment and restatement of the Retirement Income Plan, our officers would have received benefits under the plan based on years of service at retirement and on “Final Earnings,” the average base compensation for the highest 60 consecutive months out of the final 120 months of employment. (Average base compensation includes base salary only, and does not include bonus payments, payments in the form of contributions to other benefit plans or any other form of payment such as annual or long-term incentives.) The Retirement Income Plan provides that affected participants are fully vested in their accrued benefits upon plan termination. Plan participants may elect to receive an immediate benefit upon plan termination, including a lump sum distribution, or may defer benefit commencement to a later date. Certain of our officers would be eligible for a special early retirement window benefit if certain conditions based on age and years of service are met. Section 415 of the Internal Revenue Code of 1986, as amended (the “Code”), imposes limits on benefits payable to an employee under the plan.

We have entered into Executive Retirement Supplement Agreements (“Supplemental Agreements”) with certain officers, including each of the named executive officers other than Mr. Godsey. Each Supplemental Agreement provides that the employee will receive a supplemental retirement benefit equal to the difference between 60% of the employee’s monthly compensation and the employee’s monthly retirement benefit under the Retirement Income Plan (including Social Security benefit). An officer’s compensation will be determined based on a formula taking into account the average of the highest 36 consecutive months of base salary during the five years prior to severance plus the average of the three highest annual incentive awards for the ten full fiscal years prior to the earlier of (1) severance or (2) the officer’s 61st birthday. In October 2014, our Board approved termination of the Supplemental Agreements as of December 31, 2014, and provided for distribution of the corresponding benefits in accordance with applicable law. Benefit accruals under the Supplemental Agreements (which are not subject to the payment restrictions under Section 409A of the Internal Revenue Code) were paid as soon as practicable following termination of the Supplemental Agreements. Benefit accruals that are subject to Code Section 409A may not be paid within 12 months of the date the Board of Directors took action to terminate the Supplemental Agreements (other than payments that would be payable under the terms of the Supplemental Agreements if the action to terminate had not occurred), but all such accruals must be paid within 24 months of the same date.

Each of our named executive officers, with the exception of Mr. Godsey, has sufficient service with the Company to have earned vested benefits under the Retirement Income Plan and the Supplemental Agreements. The benefits accumulated as of December 31, 2014 under the Retirement Income Plan and the Supplemental Agreements for each of the Company’s named executive officers are reflected in the table under “Executive Compensation – Pension Benefits in 2014.”

SEVERANCE COMPENSATION AGREEMENTS AND CHANGE IN CONTROL

We have entered into Severance Compensation Agreements with certain officers including Messrs. McManus, Porter, Richardson, Woodruff and Godsey. We designed these agreements to retain the executives and provide continuity of management in the event of any actual or threatened change in control of the Company. The agreements are “double-trigger” agreements meaning that benefits are payable only if a change in control occurs and the executive’s employment is terminated or constructively terminated. Each agreement provides that if, during a base period following the occurrence of a change in control of the Company, the employee’s employment is terminated in a qualified termination, then we will pay the employee an amount equal to a percentage of the employee’s (a) annual base salary in effect immediately prior to the change in control, plus (b) the employee’s highest annual cash bonus compensation for the three fiscal years immediately prior to the fiscal year during which the change in control occurs.

Our Severance Compensation Agreements define a “change in control” as any of the following events:

¡	any “person,” as defined in the Exchange Act, acquires 30 percent or more of our voting securities;

¡	a majority of our Directors are replaced in certain circumstances, including:

¡	a majority of such Directors are replaced such that a majority of our current Directors does not approve their election or nomination for election; or

¡	Directors are replaced by an individual or individuals whose initial assumption of office occurs as a result of an actual or threatened election contest; or

¡	consummation of certain mergers, or a liquidation or sale of our assets.

In addition, transactions involving the transfer of 80 percent or more of the voting securities or substantially all the assets of a subsidiary would constitute a change in control for the officers of that subsidiary. If the subsidiary is the Company’s largest subsidiary (currently Energen Resources), then such a transaction is also a change in control for the officers of Energen Corporation.

For purposes of the Severance Compensation Agreements, (1) the term “qualified termination” means a termination (a) by the Company other than for cause, (b) by the employee for good reason or (c) by written agreement to such effect between the employee and the Company, (2) the term “cause” generally means failure to substantially perform duties, misconduct injurious to the Company or conviction of a felony, and (3) the term “good reason” generally means a material diminution in the authority, duties, responsibilities, or benefits of the employee’s job.

Continuity of management and retention during transition periods is encouraged by providing severance benefits in the event of loss of employment following a change in control. The percentage payable and base period varies by executive and ranges from 100% with a one-year base period to 300% with a three-year base period. The 100%, 200% and 300% multiples reflect consideration of the executive’s level of corporate responsibility, specialized skills, and availability of other comparable job opportunities. A higher multiple reflects a higher importance of retention. Thus, officers with higher levels of corporate responsibility or specialized skill or knowledge have higher multiples. Officers who, due to senior responsibilities or specialized skills, may have fewer comparable alternative employment opportunities also have higher multiples to provide compensation during a longer job search. All named executive officers except Mr. Godsey have a 300% multiple and three-year base period. Mr. Godsey has a 200% multiple and two-year base period. The Severance Compensation Agreements also provide for the continuance of certain insurance and other employee benefits for a period of twenty-four months following any such termination of employment. Agreements entered into in 2007 and earlier, which include the agreements with Messrs. McManus, Porter, Richardson and Woodruff, include a tax gross-up provision that provides that, in the event the executive receives compensation subject to the tax imposed by Section 4999 of the Code, the executive shall be entitled to receive an additional payment in an amount necessary to put the executive in the same after-tax position as if such tax had not been imposed unless the tax would not apply if the payments under the Severance Compensation Agreement were reduced by up to 10% of the amount subject to the tax, in which case such a reduction is made. Severance Compensation Agreements that have been entered into since 2007, including with Mr. Godsey, do not include a tax gross-up provision and the Compensation Committee does not expect to include such a provision in future agreements.

Our Annual Incentive Compensation Plan provides that upon a change in control and termination of a participant’s employment, the participant will receive a pro rata incentive based on target performance and the number of days of employment during the Plan year.

The Company’s Stock Incentive Plan includes change in control provisions which, like the similar provisions in the Severance Agreements, are “double trigger” meaning that, in the event of a Company change in control, early vesting or payment occurs only if a change in control occurs and the executive’s employment is terminated or constructively terminated. As discussed above, a change in control of a subsidiary constitutes a change in control for the officers of that subsidiary. In the event of a subsidiary change in control, for purposes of the Stock Incentive Plan, a subsidiary officer has a termination of employment unless he or she continues to be employed by the Company or one of its remaining subsidiaries.

For a description of the potential benefits payable to the Company’s named executive officers upon a termination or change in control effective as of December 31, 2014, refer to the discussion and tabular disclosure included under “Executive Compensation – Potential Payments Upon Termination or Change in Control” on page 47.

RESULTS OF 2014 ADVISORY VOTE ON EXECUTIVE COMPENSATION

At the 2014 Annual Meeting, the Advisory Vote on Executive Compensation generated 97.7% of votes cast in favor of the Company’s executive compensation. As part of its 2015 executive compensation discussions, the

Compensation Committee reviewed the advisory vote result and considered it to be supportive of the Company’s compensation practices.

CHANGES FOR 2015

For 2015, the basic structure of the Company’s executive compensation program remains unchanged with the exception of the termination of the Retirement Income Plan and the Supplemental Agreements described above. The Compensation Committee has established threshold, target and maximum performance factors for potential awards under the Annual Incentive Compensation Plan that are consistent with the Company’s compensation philosophy and goals. With respect to the Stock Incentive Plan, grants made in February 2015 included performance shares and restricted stock units but did not include stock options, with the estimated value allocated approximately 60% to performance shares and 40% to restricted stock units. As in prior years, payout of the 2015 performance share grants will be based on the Company’s total shareholder return relative to the S&P Supercomposite Oil and Gas E&P Index as constituted on the first day of the applicable award period. Threshold and maximum performance for the 2015 grants will be percentile rankings of 25th and 90th, respectively (in prior years, threshold and maximum were 35th and 80th, respectively). The Compensation Committee considered these changes and adjustments to be appropriate in light of Energen’s transformation to a pure play oil and gas exploration company.

Effective January 1, 2015, Mr. McManus’s salary was increased to $884,000 reflecting a market adjustment consistent with the policies discussed above. Mr. McManus has served as the Company’s President and Chief Executive Officer since July 2007.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and based on that review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE:

Stephen A. Snider, Chair

Kenneth W. Dewey

T. Michael Goodrich

Jay Grinney

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table sets forth the information required by Item 402 of Regulation S-K promulgated by the SEC. The amounts shown represent the compensation paid to our named executive officers for each fiscal year noted in the table, for services rendered to us. For a more complete discussion of the elements of compensation included in this table, please refer to the discussion reflected in “Compensation Discussion and Analysis” beginning on page 27 of this Proxy Statement.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)(2)	Option Awards ($)(1)	Non- Equity Incentive Plan Compen- sation Earnings ($)(3)	Change in Pension Value and Nonquali- fied Deferred Compen- sation Earnings ($)(4)(5)	All Other Compensation ($)(6)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

McManus, II, James T. Chairman and Chief Executive Officer	2014	837,000	250,000	3,025,561	1,016,091	745,293	-	83,865	5,957,810
	2013	805,000	-	4,370,603	809,876	788,578	-	87,174	6,861,231
	2012	775,000	127,348	-	2,423,008	412,378	3,303,947	64,071	7,105,752
Porter, Jr., Charles W. Vice President, Chief Financial Officer and Treasurer	2014	428,000	171,200	928,255	311,734	304,884	171,734	34,781	2,350,588
	2013	400,000	-	1,085,840	201,219	293,880	-	31,780	2,012,719
	2012	380,000	40,587	-	613,813	131,429	1,203,330	39,826	2,408,985
Richardson, John S. President and Chief Operating Officer of Energen Resources Corporation	2014	462,000	-	1,113,306	373,848	399,867	592,818	47,850	2,989,689
	2013	440,000	-	1,343,771	249,000	342,304	-	42,425	2,417,500
	2012	420,000	155,642	-	809,755	40,438	1,646,828	50,060	3,122,723
Godsey, David Senior Vice President - Exploration and Geology of Energen Resources	2014	370,000	-	416,104	139,698	244,889	62,010	37,440	1,270,141
Woodruff, J. David Vice President, General Counsel and Secretary	2014	369,000	110,700	355,636	119,433	197,142	315,181	38,569	1,505,661
	2013	355,000	-	409,598	75,920	173,879	-	34,028	1,048,425
	2012	340,000	27,934	-	301,185	90,457	1,006,339	42,666	1,808,581

(1)	The amounts in columns (e) and (f) reflect grant date fair value. The valuation assumptions are discussed in Note 6 to the Company’s financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

(2)	Column (e), Stock Awards, includes restricted stock and performance share awards. 66.75% of the grant date value represents performance shares, and the remaining 33.25% represents restricted stock. See footnote 3 to the Grants of Plan-Based Awards table on page 43 for more detail about the performance share awards. If the highest level of performance conditions is achieved, the value of the stock awards reflected in column (e) for Messrs. McManus, Porter, Richardson, Godsey and Woodruff would be $5,044,992, $1,547,848, $1,856,391, $693,818, and $593,025, respectively.

(3)	The amounts in column (g) reflect Annual Incentive Compensation payouts as discussed on pages 32 - 34 of this Proxy Statement.

(4)	The amounts in column (h) reflect that there was an increase in pension value for each of our named executive officers, except for Mr. McManus.

(5)	The benefits for which changes in value are reflected in column (h) are the Supplemental Agreements and the Retirement Income Plan. The Company terminated the Supplemental Agreements as of December 31, 2014. The actual lump sums that will be paid to participants pursuant to the terminated Supplemental Agreements were used for purposes of computing the present value of accumulated benefits thereunder. In addition, the Company froze the accrual of benefits under the Retirement Income Plan as of December 31, 2014 and terminated the Plan effective January 31, 2015. The 2014 changes in pension value are primarily due to the shortened discount periods, an increase in accrued benefits, and the termination of the plans.

(6)	The amounts reported in column (i) for 2014 reflect the Company’s contributions to defined contribution plans, MedJet insurance, dinner club memberships, life insurance premiums, financial planning, spousal travel, and tax reimbursements related to spousal travel.

	Defined Contributions ($)	Spousal Travel Tax Reimbursement ($)
McManus	70,996	4,245
Porter	27,717	2,402
Richardson	39,172	2,670
Godsey	31,362	1,259
Woodruff	31,307	2,215

GRANTS OF PLAN-BASED AWARDS

The following table sets forth information with respect to annual cash incentives and long-term equity incentives to our named executive officers. For a more complete discussion of the awards, please refer to the discussion of these incentives contained in “Compensation Discussion and Analysis,” beginning on page 27 of this Proxy Statement.

Name	Grant Date	Meeting Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)(4)			All Other Stock Awards: Number of Shares of Stock or Units (#)(5)	All Other Option Awards: Number of Securities Underlying Options(#)(6)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(7)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
McManus	1/22/14	1/21/14	439,425	837,000	1,611,225	5,421	21,684	43,368	14,235	36,855	72.39	4,041,652

Porter	1/22/14	1/21/14	179,760	342,400	659,120	1,663	6,653	13,306	4,367	11,307	72.39	1,239,989

Richardson	1/22/14	1/21/14	196,350	392,700	785,400	1,995	7,979	15,958	5,238	13,560	72.39	1,487,154

Godsey	1/22/14	1/21/14	120,250	240,500	481,000	746	2,982	5,964	1,958	5,067	72.39	555,802

Woodruff	1/22/14	1/21/14	116,235	221,400	426,195	637	2,549	5,098	1,673	4,332	72.39	475,069

(1)	The Compensation Committee generally sets award amounts at a meeting that occurs the day prior to the grant date.
(2)	Columns (c) – (e) reflect the annual cash incentive payout values for each named executive officer for 2014 if the threshold, target or maximum goals had been satisfied. The actual payout is reflected in column (g) of the Summary Compensation Table. For a discussion of the criteria applied when determining amounts payable, see the description of Annual Incentive Compensation in “Compensation Discussion and Analysis” beginning on page 32 of this Proxy Statement.
(3)	Payment of performance share awards will be based on the Company’s total shareholder return (TSR) relative to companies in the S&P Supercomposite E&P Index as comprised on the first day of the applicable award period (the “peer companies”). Columns (f) – (h) reflect the payment of performance share awards for each named executive officer if the threshold, target or maximum goals are met. The threshold goal will be met if the Company’s TSR percentile ranking relative to the peer companies is at least 35th, the target goal will be met if the Company’s TSR percentile ranking relative to the peer companies is 50th, and the maximum goal will be met if the Company’s TSR percentile ranking relative to the peer companies is 80th at the end of the respective award period.
(4)	These performance shares have a three-year award period ending December 31, 2017.
(5)	These restricted stock units granted January 22, 2014 vest on January 21, 2017.
(6)	The stock options granted January 22, 2014 vest in equal installments on January 24, 2015, 2016, and 2017.
(7)	Column (l) represents the sum of the grant date fair values of all stock and option awards, as reflected in columns (e) and (f) of the Summary Compensation Table.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information with respect to outstanding equity awards held by our named executive officers as of December 31, 2014. This table includes unexercised and unvested option awards and unvested restricted stock and performance share awards. Each equity grant is shown separately for each named executive officer. The vesting schedule for each grant is shown following this table. For additional information about the outstanding equity awards, see the description of long-term incentive compensation in “Compensation Discussion and Analysis” beginning on page 27.

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) N/A	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)		(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
McManus	1/25/12	70,968	42,984(1)		54.11	1/24/2022
	1/24/13	16,204	32,408(2)		48.36	1/23/2023	16,722(4)	1,066,195	58,302(7)	3,717,336
	1/22/14		36,855(3)		72.39	1/21/2024	14,235(5)	907,624	43,368(8)	2,765,144
Porter	1/26/11	12,045			54.99	1/25/2021
	1/25/12	5,444	10,889(1)		54.11	1/24/2022
	1/24/13	4,026	8,052(2)		48.36	1/23/2023	4,155(4)	264,923	14,484(7)	923,500
	1/22/14		11,307(3)		72.39	1/21/2024	4,367(5)	278,440	13,306(8)	848,391
Richardson	1/23/08	21,275			60.56	1/22/2018
	1/26/11	31,317			54.99	1/25/2021
	1/25/12	23,730	14,365(1)		54.11	1/24/2022
	1/24/13	4,982	9,964(2)		48.36	1/23/2023	5,141(4)	327,790	17,926(7)	1,142,962
	1/22/14		13,560(3)		72.39	1/21/2024	5,238(5)	333,975	15,958(8)	1,017,482
Godsey	12/12/12						11,115(6)	708,692
	1/24/13	1,699	3,398(2)		48.36	1/23/2023	1,753(4)	111,771	6,110(7)	389,574
	1/22/14		5,067(3)		72.39	1/21/2024	1,958(5)	124,842	5,964(8)	380,265
Woodruff	1/24/07	13,855			46.45	1/23/2017
	1/23/08	12,100			60.56	1/22/2018
	1/28/09	7,281			29.79	1/27/2019
	1/27/10	15,468			46.69	1/26/2020
	1/26/11	14,789			54.99	1/25/2021
	1/25/12	10,686	5,343(1)		54.11	1/24/2022
	1/24/13	1,519	3,038(2)		48.36	1/23/2023	1,567(4)	99,912	5,464(7)	348,385
	1/22/14		4,332(3)		72.39	1/21/2024	1,673(5)	106,670	5,098(8)	325,048

Vesting Dates:

(1)	These options vest on January 25, 2015.

(2)	These options vest in two equal installments on January 24, 2015 and 2016.

(3)	These options vest in three equal installments on January 22, 2015, 2016 and 2017.

(4)	This restricted stock vests January 24, 2016.

(5)	These restricted stock units vest January 22, 2017.

(6)	This restricted stock vests December 12, 2015.

(7)	These performance shares have a three-year award period that ends December 31, 2015. Payout amounts are calculated at maximum (200%) due to 2014 performance exceeding target performance measures.

(8)	These performance shares have a three-year award period that ends December 31, 2016. Payout amounts are calculated at a maximum (200%) due to 2014 performance exceeding target performance measures.

OPTION EXERCISES AND STOCK VESTED IN 2014

The following table provides information, for the named executive officers, on (1) stock option exercises during 2014, including the number of shares acquired upon exercise and the value realized and (2) the number of shares acquired upon the vesting of stock awards and the value realized, each before payment of any applicable withholding tax and broker commissions.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
McManus	172,767	5,472,600	60,458	3,993,855
Porter	60,101	2,126,494	15,020	992,221
Richardson	31,091	1,108,852	18,588	1,227,923
Godsey	-	-	8,214	542,617
Woodruff	14,000	837,885	5,666	374,296

PENSION BENEFITS IN 2014

The Energen Corporation Retirement Income Plan, a defined benefit plan, covers our officers along with substantially all of our salaried employees. During 2014, the Board of Directors took action to (1) exclude from participation employees hired by the Company on or after November 1, 2014, (2) freeze the accrual of benefits under the plan for all participants, effective December 31, 2014, and (3) terminate the Retirement Income Plan, effective January 31, 2015. Prior to the amendment and restatement of the Retirement Income Plan, our officers would have received benefits under the plan based on years of service at retirement and on “Final Earnings,” the average base compensation for the highest 60 consecutive months out of the final 120 months of employment. (Average base compensation includes base salary only, and does not include bonus payments, payments in the form of contributions to other benefit plans or any other form of payment such as annual or long-term incentives.) The plan provides that affected participants are fully vested in their accrued benefits upon plan termination. Plan participants may elect to receive an immediate benefit upon plan termination, including a lump sum distribution, or may defer benefit commencement to a later date. Certain of our officers would be eligible for a special early retirement window benefit if certain conditions based on age and years of service are met. Section 415 of the Code imposes limits on benefits payable to an employee under the plan.

We have entered into Executive Retirement Supplement Agreements (“Supplemental Agreements”) with certain officers, including each of the named executive officers. Each Supplemental Agreement provides that the employee will receive a supplemental retirement benefit equal to the difference between 60% of the employee’s monthly compensation and the employee’s monthly retirement benefit under the Retirement Income Plan (including Social Security benefit). Generally, an employee’s compensation will be determined based on a formula taking into account the average of the highest 36 consecutive months of base salary during the five years prior to severance plus the average of the three highest annual incentive awards for the ten full fiscal years prior to the earlier of (1) severance or (2) the officer’s 61st birthday. In October 2014, our Board of Directors approved termination of the Supplemental Agreements as of December 31, 2014, and to provide for a distribution of the corresponding benefits in accordance with applicable law. Benefit accruals under the Supplemental Agreements (which are not subject to the payment restrictions under Section 409A of the Internal Revenue Code) were paid as soon as practicable following termination of the Supplemental Agreements. Benefit accruals that are subject to Code Section 409A may not be paid within 12 months of the date the Board of Directors took action to terminate the Supplemental Agreements (other than payments that would be payable under the terms of the Supplemental Agreements if the action to terminate had not occurred), but all such accruals must be paid within 24 months of the same date.

Each of our named executive officers except Mr. Godsey has sufficient service with the Company to have earned vested benefits under the Retirement Income Plan and the Supplemental Agreements. The table below sets forth information on the pension benefits for each of the named executive officers under each of the Company’s pension plans as of December 31, 2014. As noted above, both the Retirement Income Plan and the Supplemental Agreements have been terminated and no further benefits shall accrue thereunder.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
McManus	Retirement Income Plan	29	2,025,500	-
	SERP	29	9,316,403	-
Porter	Retirement Income Plan	25	875,665	-
	SERP	25	2,499,339	-
Richardson	Retirement Income Plan	29	1,745,822	-
	SERP	29	4,259,191	-
Godsey	Retirement Income Plan	2	112,222	-
	SERP	N/A	N/A	N/A
Woodruff	Retirement Income Plan	29	2,256,644	-
	SERP	29	2,690,935	-

(1)	Benefit values assume a retirement age of 60. Other assumptions are set forth in Note 5 to the Company’s financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

No pension benefits were paid to any of the named executive officers during 2014; however, some of our named executive officers will begin receiving payments in 2015 in connection with the termination of the pension plans.

NONQUALIFIED DEFERRED COMPENSATION TABLE IN 2014

The table below provides information on the non-qualified deferred compensation of the named executive officers in 2014 pursuant to the Company’s 1997 Deferred Compensation Plan. For a more detailed discussion of the 1997 Deferred Compensation Plan, refer to “Compensation Discussion and Analysis” beginning on page 27 of this Proxy Statement.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
(a)	(b)	(c) (1)	(d)	(e)	(f)
McManus	34,620	48,896	(10,402)	460,197	75,263
Porter	10,080	10,817	(2,950)	-	108,434
Richardson	12,120	17,072	(11,606)	87,597	232,596
Godsey	6,600	9,262	(1,760)	-	29,772
Woodruff	6,540	9,207	(3,186)	-	87,131

(1)	Amounts reported in column (c) are reported in the Summary Compensation Table.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

We have entered into Severance Compensation Agreements with certain officers including Messrs. McManus, Porter, Richardson, Woodruff and Godsey. We designed the agreements to retain the executives and provide continuity of management in the event of any actual or threatened change in control of the Company. Each such agreement provides that if, during a base period following the first to occur of a change in control of the Company (as defined in the agreements) or shareholder approval of a transaction that will constitute a change in control, the employee’s employment is terminated in a qualified termination, then we will pay the employee an amount equal to a percentage of the employee’s (a) annual base salary in effect immediately prior to the change in control, plus (b) the employee’s highest annual cash bonus compensation for the three fiscal years immediately prior to the fiscal year during which the change in control occurs.

Continuity of management or retention is encouraged by providing severance benefits in the event of loss of employment following a change in control. The percentage payable and base period varies by executive and ranges from 100% with a one-year base period to

300% with a three-year base period. The 100%, 200% and 300% multiples reflect consideration of the executive’s level of corporate responsibility, specialized skills, and availability of other job opportunities. A higher multiple reflects a higher importance of retention. Thus, officers with higher levels of corporate responsibility or specialized skill or knowledge have higher multiples. Officers who, due to senior responsibilities or specialized skills, may have fewer alternative employment opportunities also have higher multiples to provide compensation during a longer job search. All named executive officers except Mr. Godsey have a 300% multiple and three-year base period. Mr. Godsey has a 200% multiple and a two-year base period. The Severance Compensation Agreements also provide for the continuance of certain insurance and other employee benefits for a period of twenty-four months following any such termination of employment. Agreements entered into in 2007 and earlier, which include the agreements with each of Messrs. McManus, Porter, Richardson and Woodruff, include a tax gross up provision which provides that, in the event the executive receives compensation subject to the tax imposed by Section 4999 of the Code, the executive shall be entitled to receive an additional payment in an amount necessary to put the executive in the same after-tax position as if such tax had not been imposed unless the tax would not apply if the payments under the Severance Compensation Agreement were reduced by up to 10% of the amount subject to the tax, in which case such a reduction is made. Mr. Godsey’s Severance Compensation Agreement does not include a tax gross up provision and the Compensation Committee does not expect to include such a provision in future agreements.

For purposes of the Severance Compensation Agreements, (1) the term “qualified termination” means a termination (a) by the Company other than for cause, (b) by the employee for good reason or (c) by written agreement to such effect between the employee and the Company, (2) the term “cause” generally means failure to substantially perform duties, misconduct injurious to the Company or conviction of a felony, and (3) the term “good reason” generally means a material diminution in the authority, duties, responsibilities or benefits of the employee’s job.

As defined in our Severance Compensation Agreements, as well as our Stock Incentive Plan and Annual Incentive Compensation Plan, a “change in control” would include any of the following events:

•	any “person”, as defined in the Exchange Act, acquires 30 percent or more of our voting securities;

•	a majority of our Directors are replaced in certain circumstances, including:

¡	a majority of such Directors are replaced such that a majority of our current Directors does not approve their election or nomination for election; or

¡	Directors are replaced by an individual or individuals whose initial assumption of office occurs as a result of an actual or threatened election contest; or

•	consummation of certain mergers or consolidations, or a liquidation or sale of our assets.

In addition, transactions involving the transfer of 80 percent or more of the voting securities or substantially all the assets of Energen Resources would constitute a change in control for the officers of Energen Resources and the officers of Energen.

Assuming the occurrence of a triggering event on December 31, 2014 for payment of change in control related compensation, we estimate that the following officers would receive the following benefits:

	McManus $	Porter $	Richardson $	Godsey $	Woodruff $
Cash Severance	5,372,892	2,165,640	2,422,035	1,155,906	1,680,360
Health & Welfare Benefit (1)	34,450	33,146	27,408	26,838	26,816
Excise Tax reimbursement (2)	-	1,372,988	-	N/A	-

(1)	Represents the incremental value of two years continuation of medical, life and disability insurance benefits.

(2)	Tax gross-up reflects the additional compensation provided to cover excise taxes incurred when the executive’s parachute payment exceeds 2.99 times the Code Section 280G “base amount.” “Base amount” is defined as the executive’s five-year average W-2 earnings.

The Stock Incentive Plan also provides that in the event of a termination of employment, other than a “qualified termination” or a “change in control termination,” all unvested options expire and all unvested restricted stock and outstanding restricted stock units and performance shares are forfeited. In the event of a qualified termination, unvested options, unvested restricted stock and restricted stock units with a grant date at least ten months prior to the date of termination vest and outstanding performance shares remain eligible for payout subject to the applicable award period and performance conditions. Under the Stock Incentive Plan the term “qualified termination” means:

(1)	a termination expressly agreed in writing by the executive and the Company to constitute a qualified termination;

(2)	death or disability; or

(3)	retirement.

In the event of a change in control termination, unvested options, unvested restricted stock and restricted stock units vest and outstanding performance shares pay out at target performance within thirty days of termination. The Board of Directors defined “change in control termination” to mean:

(1)	an involuntary termination other than for cause after the occurrence of a change in control; or

(2)	a voluntary termination for good reason entitling the employee to severance compensation under a written change in control severance agreement.

The following table contains a schedule of unvested options, restricted stock and restricted stock units that would vest upon a qualified termination or a change in control termination, valued as of December 31, 2014:

Name	Shares Represented by Unvested Options (#)	Value of Unvested Options ($)	Restricted Stock (#)	Value of Restricted Stock ($)	Restricted Stock Units (#)	Value of Restricted Stock Units ($)
McManus	112,247	913,879	16,722	1,066,195	14,235	907,624
Porter	30,248	229,080	4,155	264,923	4,367	278,440
Richardson	37,889	292,068	5,141	327,790	5,238	333,975
Godsey	8,465	52,329	12,868	820,464	1,958	124,842
Woodruff	12,713	98,345	1,567	99,912	1,673	106,670

The following table contains a schedule of unvested performance shares that would vest upon a change in control termination, valued as of December 31, 2014:

Name	Performance Shares(#)	Value of Performance Shares($)
McManus	50,835	3,241,240
Porter	13,895	885,945
Richardson	16,942	1,080,222
Godsey	6,037	384,919
Woodruff	5,281	336,717

Our Annual Incentive Compensation Plan provides that upon a change in control and termination of a participant’s employment, the participant will receive a pro rata incentive based on target performance and the number of days of employment during the Plan year. The Annual Incentive Compensation Plan also provides that in the event a participant terminates employment due to retirement, death or disability during a performance period, the participant shall receive an incentive equal to the amount the participant would have received as an incentive if the participant had remained an employee through the end of the performance period multiplied by a fraction which reduces the award in proportion to the amount of time remaining in the performance period. If a participant’s employment is terminated for any other reason during a performance period, the participant shall receive no incentive payment for such performance period unless the Compensation Committee, in its discretion, determines to pay such participant (other than a participant terminated for cause) up to a pro rata incentive payment. Assuming a December 31, 2014 triggering event, there would be no pro rata target performance pay out, since the performance period would have concluded and the amounts owed to the participants could be determined in accordance with the terms of the Annual Incentive Compensation Plan.

Each of our named executive officers has vested benefits under the Retirement Income Plan and, except for Mr. Godsey, under the Supplemental Agreements. Although both the Retirement Income Plan and the Supplemental Agreements were frozen as of December 31, 2014, the benefits under both such plans would not have increased or accelerated upon termination or a change in control. For a description of our Retirement Income Plan and Supplemental Agreements, see “Executive Compensation – Pension Benefits in 2014” beginning on page 45 of this Proxy Statement.

ADVISORY VOTE ON EXECUTIVE COMPENSATION (“SAY-ON-PAY” VOTE)

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), which was signed into law July 21, 2010, provides shareholders with an opportunity to cast an advisory vote on the compensation of executive officers as disclosed in this Proxy Statement. This proposal, commonly known as a “Say-on-Pay” vote, gives shareholders the opportunity to approve, reject or abstain from voting with respect to our fiscal 2014 executive compensation programs and policies and the compensation paid to the named executive officers of the Company.

As discussed beginning on page 27 of this Proxy Statement under the heading “Compensation Discussion and Analysis,” our executive compensation program is designed to serve the Company and its shareholders by aligning executive compensation with shareholder interests and by encouraging and rewarding management initiatives that will benefit the Company and its shareholders, customers, and employees over the long-term.

PROPOSAL

The Company is presenting this proposal, which gives you as a shareholder the opportunity to express your view on our executive compensation by voting for or against the following resolution:

“RESOLVED, that the shareholders of the Company approve, on an advisory basis, the compensation of the named executive officers of Energen Corporation, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosures contained in the Company’s 2015 Proxy Statement.”

REQUIRED VOTE

Approval of this proposal requires the affirmative vote of the holders of a majority of the shares entitled to vote on, and who vote for and against, this proposal.

This proposal allows our shareholders to express their opinions regarding the decisions of the Compensation Committee on the prior year’s annual compensation to the named executive officers. Although your vote on this matter is advisory in nature and therefore will not be binding upon the Company, the Compensation Committee or the Board of Directors, your advisory vote will serve as an additional tool to guide the Board of Directors and the Compensation Committee in continuing to improve the alignment of the Company’s executive compensation programs with the interests of the Company and its shareholders.

RECOMMENDATION

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE EXECUTIVE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

SHAREHOLDER PROPOSAL – METHANE GAS EMISSIONS REPORT

We expect the following proposal to be presented by a shareholder at the Annual Meeting. Following SEC rules, other than minor formatting changes, we are reprinting the proposal and supporting statement as they were submitted to us. To ensure that readers can easily distinguish between the materials provided by the proponent and the materials we have provided, we have placed a box around material provided by the proponent.

The Board recommends you vote AGAINST the shareholder proposal for the reasons we give after the proposal.

PROPOSAL RESPECTING PREPARATION OF REPORT ON METHANE GAS EMISSIONS

This proposal was submitted by Miller/Howard Investments, Inc., 324 Upper Byrdcliffe Road, Woodstock, New York 12498 on behalf of Lowell Miller. Mr. Miller beneficially owned, as of November 24, 2014, 228 shares of Energen common stock. Clean Yield Asset Management, 6 Curtis Street, Salem, Massachusetts 01970 was a co-filer of the proposal on behalf of Marie Hausman. Ms. Hausman beneficially owned, as of November 24, 2014, 1,200 shares of Energen common stock. Finally, Domini Social Investments, 532 Broadway, 9th Floor, New York, New York 10012-3939 also was a co-filer of the proposal on behalf of the Domini Social Equity Fund. The Domini Social Equity Fund beneficially owned, as of November 24, 2014, 187 shares of Energen common stock.

Shareholder Proposal

METHANE EMISSIONS REPORTING

WHEREAS: Methane emissions are a significant contributor to climate change, with an impact on global temperature roughly 86x that of CO2 over a 20-year period. Methane represents over 25% of 20-year CO2 equivalent emissions according to the Environmental Protection Agency (EPA) Greenhouse Gas Inventory.

Studies from the National Oceanic and Atmospheric Administration (NOAA), Harvard University and others estimate highly varied methane leakage rates as a percentage of production. The attendant uncertainty surrounding methane leakage has, according to the New York Times, made it “the Achilles’ heel of hydraulic fracturing.”

A 2013 study, “Anthropogenic Emissions of Methane in the United States,” finds EPA prescribed methodologies “underestimate methane emissions nationally by a factor of “1.5.” The EPA’s auditor refers to current emissions estimates as being of “questionable quality.”

The International Energy Agency (IEA) highlights the risk of failing to implement best practice methane management in “Golden Rules for a Golden Age of Gas,” recommending actions “necessary to realize the economic and energy security benefits [of gas development] while meeting public concerns,” including eliminating venting, minimizing flaring and setting targets on emissions.

Reducing methane emissions in upstream oil and gas production is one of four policies proposed by the IEA that “could stop the growth in global energy-related emissions by the end of this decade at no net economic cost.” The policies “rely only on existing technologies” and “would not harm economic growth.”

A failure by companies to proactively reduce methane emissions may invite more rigorous regulations. The President’s Climate Action Plan’s “Strategy to Reduce Methane Emissions” empowers the EPA to determine how to reduce methane emissions.

States have begun to adopt stricter regulations. In 2014, Colorado approved regulations to fix persistent methane leaks. Industry representatives who helped craft the regulations called them “the right thing to do for our business,” noting that the regulations are needed to ensure their investments pay off.

Methane leakage has a direct economic impact on Energen Corp., as lost gas is not available for sale. The Natural Resources Defense Council estimates control processes could generate $2 billion in annual revenues for the industry and reduce methane pollution 80%, while ICF International estimates currently available controls could cut emissions 40%, with the most-cost effective opportunities creating $164 million in net savings.

A strong program of measurement, mitigation, target setting and disclosure would reduce regulatory and legal risk, maximize gas for sale and potentially bolster shareholder value.

RESOLVED: Shareholders request that Energen Corp. issue a report (by September 2015, at reasonable cost, omitting proprietary information) reviewing the Company’s policies, actions and plans to measure, mitigate, disclose and set quantitative reduction targets for methane emissions resulting from all operations under the Company’s financial or operational control.

SUPPORTING STATEMENT: The report can include the leakage rate as a percentage of production, best practices, worst performing assets, environmental impact, quantitative reduction targets and methods to track progress over time. Real-time measurement and monitoring technologies are recommended.

THE COMPANY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THIS PROPOSAL

COMPANY STATEMENT IN OPPOSITION

Energen has worked for many years to reduce methane emissions. These efforts include voluntary implementation of emissions reduction activities and equipment as well as compliance with methane emission control, reduction, and reporting regulations.

Since 2003, the Company has participated in the United States Environmental Protection Agency (EPA) Natural Gas STAR Program. Gas STAR is a voluntary program that encourages oil and natural gas companies to employ technologies and practices to improve operational efficiency and methane emission reduction. Since joining, the Company has achieved Gas STAR estimated cumulative methane emission reductions of over 5.2 billion cubic feet through the end of 2013. This number reflects only voluntary reductions, which are over and above regulatory-driven reductions. These voluntary reductions were achieved through:

•	Installation of electric motors on pumping units and compressors previously natural gas fueled

•	Installation of vapor recovery units (VRUs)

•	Installation of pumping units on gas wells to reduce venting while removing fluids from gas well bores

•	Capture of casinghead gas by VRU or compressor

•	Reduction of blanket gas blow-by to atmosphere

•	Flaring instead of venting where gas could not be captured into a pipeline system

In addition to the initiatives reported under the Gas STAR Program, the Company has taken, and continues to take, other actions to reduce methane emissions, including:

•	Installation of low-bleed or no-bleed pneumatic devices and installation of no-bleed level controllers where electricity is available

•	Implementation of reduced emission completions

•	Optimization of plunger lift installations

•	Pipeline/Flowline leak monitoring

•	Installation of vapor combustors and flares on tank batteries

•	Instituting a thief hatch/enardo valve inspection program

The Company expects to achieve further reductions through these and other initiatives and through implementation of regulatory-mandated procedures and equipment modifications under the EPA’s New Source Performance Standards (NSPS) Subpart OOOO (“Quad O”) regulations and National Emissions Standards for Hazardous Air Pollutants (NESHAPS) Subpart HH regulations.

The majority of the Company’s methane emissions are disclosed via existing regulatory programs. Annual methane emission reports are made to the EPA pursuant to EPA’s Mandatory Greenhouse Gas Reporting regulations (40 CFR Part 98). Under Subpart W, the Company reports direct methane emissions via EPA’s online electronic greenhouse gas reporting tool (e-GGRT). Reported data is publicly available on the EPA’s website.

Comprehensive, independently derived methane emission factors and disclosure methodologies are currently incomplete. The Environmental Defense Fund has organized a comprehensive research initiative involving a series of studies to measure and evaluate methane emissions from the natural gas value chain. Until these and other studies have been completed and peer-reviewed emission factors and reporting methodologies have been established, disclosure of estimated methane emissions, beyond current regulatory disclosures, would lack adequate qualitative and quantitative controls.

The Company believes that a report of the type requested by the proposal would be of limited usefulness to shareholders and management and duplicative of past and ongoing Company and regulatory activities. Given the limited value of such a report, it is the judgment of the Board of Directors that its preparation would be an inefficient use of corporate resources and an unnecessary expense.

RECOMMENDATION

ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “AGAINST” THIS SHAREHOLDER PROPOSAL.

SHAREHOLDER PROPOSAL – CLIMATE CHANGE BUSINESS RISKS REPORT

We expect the following proposal to be presented by a shareholder at the Annual Meeting. Following SEC rules, other than minor formatting changes, we are reprinting the proposal and supporting statements as they were submitted to us. To ensure that readers can easily distinguish between the materials provided by the proponent and the materials we have provided, we have placed a box around material provided by the proponent.

The Board recommends you vote AGAINST the shareholder proposal for the reasons we give after the proposal.

PROPOSAL REGARDING PREPARATION OF REPORT ON CLIMATE CHANGE BUSINESS RISKS

This proposal was submitted by Connecticut Retirement Plans and Trust Funds, 55 Elm Street, Hartford, Connecticut 01606-1773. Connecticut Retirement Plans and Trust Funds beneficially owned, as of November 24, 2014, 15,800 shares of Energen common stock.

Shareholder Proposal

Connecticut Retirement Plans and Trust Funds (“CRPTF”)

WHEREAS:

Recognizing the risks of climate change, nearly all nations signed the Cancun Agreement proclaiming “the increase in global temperature should be below 2 degrees Celsius.” In light of these goals, the International Energy Agency (IEA) has developed scenarios to help policymakers and market participants understand potential energy demand futures. Oil demand would need to begin to decline starting in 2020 under a scenario consistent with policymakers’ 2 degree target. Per HSBC, the equity valuation of oil producers could drop by 40-60 percent under such a low carbon emissions scenario.

Climate change concerns are already affecting oil demand through policies related to air quality, fuel efficiency, and lower-carbon energy. Analysts from Citi, Deutsche Bank and Statoil, among others, predict that global oil demand could peak in the next 10-15 years. Any action to address climate change will only accelerate these trends.

Industry production costs have risen significantly in recent years, leaving many companies vulnerable to any downturn in demand. Carbon Tracker estimates that projects which require over $95/barrel to be sanctioned are clearly in excess of the requirements for fossil fuel investment in a 2 degree scenario, and that there is an estimated $1.1 trillion of capital expenditures (capex) earmarked for high cost projects out to 2025 needing a price of over $95 to generate an economic return, raising the risk of stranded, or unprofitable, resources.

We recognize the importance of the oil and gas sector in meeting continuing energy needs. However, we are concerned that Energen Corporation’s current business strategy is not sustainable given the changing nature of demand, emerging technologies, and policy interventions aimed at reducing pollution.

Investors require additional information on how Energen is preparing for market conditions in which demand growth for oil and gas is reduced due to a combination of factors.

Resolved: Shareholders request that Energen prepare a report analyzing the consistency of company capital expenditure strategies with policymakers’ goals to limit climate change, including analysis of long- and short- term financial risks to the company associated with high-cost projects in low-demand scenarios, as well as analysis of options to mitigate related risk. The report should be overseen by a committee of independent directors, omit proprietary information, and be prepared at reasonable cost by September 2015.

SUPPORTING STATEMENT:

We recommend the report include:

•	Assumptions regarding breakeven costs of production for the company’s highest cost projects.

•	Consideration of a range of lower-demand scenarios accounting for more-rapid-than-expected policy and/or technology developments, including the 2 degree scenario as outlined by the MA.

•	An assessment of different capital allocation strategies in the face of low-demand scenarios.

•	How the company will manage risks under these scenarios, such as reducing the carbon intensity of its assets or returning capital to shareholders.

•	The Board of Directors’ role in overseeing climate risk reduction strategies and related capital allocation.

THE COMPANY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THIS PROPOSAL

COMPANY STATEMENT IN OPPOSITION

Energen recognizes the importance of environmental protection and strives to conduct its business operations in an environmentally responsible manner. The Company is also aware of and experienced in responding to the business risks and opportunities of changes in market supply and demand generated by a variety of factors and events.

The Company Already Provides Disclosures that Address Concerns Regarding Business Risks Including Risks Associated With Environmental Policy Making.

To the extent that the proposal seeks a report on the Company’s long- and short-term financial and operational risks associated with policymaker goals to limit climate change, our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 provides information directly responsive to the proposal. Similar disclosures can be found in our 2014 Form 10-K. Specifically, the Company’s 2013 Form 10-K addresses the following risks and matters:

Environmental Matters and Climate Change [pages 8-9]

. . . .

Federal, state and local legislative bodies and agencies frequently exercise their respective authority to adopt new laws and regulations and to amend and interpret existing laws and regulations. Such law and regulation changes may occur with little prior notification, subject the Company to cost increases, and impose restrictions and limitations on the Company’s operations. Currently, there are various proposed law and regulatory changes with the potential to materially impact the Company. Such proposals include, but are not limited to, measures dealing with hydraulic fracturing, emission limits and reporting and the repeal of certain oil and gas tax incentives and deductions. Due to the nature of the political and regulatory processes and based on its consideration of existing proposals, the Company is unable to determine whether such proposed laws and regulations are reasonably likely to be enacted or to determine, if enacted, the magnitude of the potential impact of such laws.

. . . .

Various states in which we operate have adopted a variety of well construction, set back, and disclosure regulations limiting how drilling can be performed and requiring various degrees of chemical and water usage disclosure for operators that employ hydraulic fracturing. We are complying with these additional regulations as part of our routine operations and within the normal execution of our business plan. The adoption of additional federal or state regulations, however, could impose significant new costs and challenges. For example, adoption of new hydraulic fracturing permitting requirements could significantly delay or prevent new drilling. Adoption of new regulatory restrictions on the use of hydraulic fracturing could reduce the amount of oil and gas that we are able to recover from our reserves. The degree to which additional oil and gas industry regulation may impact our future operations and results will depend on the extent to which we utilize the regulated activity and whether the geographic locations in which we operate are subject to the new regulation.

Existing federal, state and local environmental laws and regulations also have the potential to increase costs, reduce liquidity, delay operations and otherwise alter business operations. These existing laws and regulations include, but are not limited to, the Clean Air Act; the Clean Water Act; Oil Pollution Prevention: Spill Prevention, Control, and Countermeasure regulations; Toxic Substances Control Act; Resource Conservation and Recovery Act; and the Federal Endangered Species Act. . . . .

Climate change, whether arising through natural occurrences or through the impact of human activities, may have a significant impact upon the operations of [the Company]. Volatile weather patterns and the resulting environmental impact may adversely impact the results of operations, financial position and cash flows of the Company. The Company is unable to predict the timing or manifestation of climate change or reliably estimate the impact to the Company. However, climate change could affect the operations of the Company as follows:

•	sustained increases or decreases to the supply and demand of oil, natural gas and natural gas liquids;

                . . . .

•	potential disruption to third party facilities to which [Company] delivers . . . .

Such facilities include third party oil and gas gathering, transportation, processing and storage facilities and are typically limited in number and geographically concentrated.

Commodity prices for crude oil and natural gas are volatile, and a substantial reduction in commodity prices could adversely affect the Company’s results and the carrying value of its oil and natural gas properties [page 10]: The Company [is] significantly influenced by commodity prices. Historical markets for oil, natural gas and natural gas liquids have been volatile. Energen Resources’ revenues, operating results, profitability and cash flows depend primarily upon the prices realized for its oil, gas and natural gas liquid production. Additionally, downward commodity price trends may impact expected cash flows from future production and potentially reduce the carrying value of Company-owned oil and natural gas properties. . . . .

The Company’s oil and natural gas reserves are estimates, and actual future production may vary significantly and may also be negatively impacted by its inability to invest in production on planned timelines [page 11]: There are numerous uncertainties inherent in estimating quantities of proved oil and gas reserves and in projecting future rates of production and timing of development expenditures. The total amount or timing of actual future production may vary significantly from reserve and production estimates. In the event Energen Resources is unable to fully invest its planned development, acquisition and exploratory expenditures, future operating revenues, production, and proved reserves could be negatively affected. The drilling of development and exploratory wells can involve significant risks, including those related to timing, success rates and cost overruns, and these risks can be affected by lease and rig availability, complex geology and other factors. Anticipated drilling plans and capital expenditures may also change due to weather, manpower and equipment availability, changing emphasis by management and a variety of other factors which could result in actual drilling and capital expenditures being substantially different than currently planned.

The Company is subject to numerous federal, state and local laws and regulations that may require significant expenditures or impose significant restrictions on its operations [Page 11]: [The Company is] subject to extensive federal, state and local regulation which significantly influences operations. Although the Company believes that operations generally comply with applicable laws and regulations, failure to comply could result in the suspension or termination of operations and subject the Company to administrative, civil and criminal penalties. Federal, state and local legislative bodies and agencies frequently exercise their respective authority to adopt new laws and regulations and to amend, modify and interpret existing laws and regulations. Such changes can subject the Company to significant tax or cost increases and can impose significant restrictions and limitations on the Company’s operations.

The Requested Report is Unlikely to be of Value to Shareholders

As a mid-cap, independent oil and gas exploration and production company with operations primarily in Texas and New Mexico, Energen has commodity price exposure but does not generally participate in the “high-cost projects” referenced in the proposal. The oil and gas business has a history of price volatility reflecting, in large part, the impact of changes in supply-and-demand. The late 2014 and early 2015 oil price decline provides a recent illustration of supply out stripping demand.

Energen’s history demonstrates an ability to weather market volatility and, within relatively short time frames, successfully adjust drilling and development programs and capital investment plans in response to changing circumstances and opportunities. Discussions and updates of Energen’s capital investment plans can be found in our quarterly earnings releases (available in the Investor Relations section of our website: energen.com). We have no particular expertise in predicting future governmental policies and actions with respect to climate change or other matters and do not believe that preparation of the requested report is a wise use of management time and corporate funds or likely to generate beneficial information beyond what the Company already provides.

RECOMMENDATION

ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “AGAINST” THIS SHAREHOLDER PROPOSAL.

SHAREHOLDER PROPOSALS FOR 2016 ANNUAL MEETING

In order to be considered for inclusion in our Proxy Statement and form of proxy, proposals of shareholders intended to be presented at the 2016 Annual Meeting must be received at the Company’s principal executive offices no later than November 19, 2015. If a shareholder desires to bring other business before the 2016 Annual Meeting without including such proposal in the Company’s Proxy Statement, the shareholder must notify the Company in writing no earlier than January 1, 2016 and no later than January 31, 2016. Shareholders who wish to nominate individuals to serve on the Board of Directors must follow the requirements set forth in Section 1.11 of the Company’s Bylaws. In order to be eligible to nominate a person for election to our Board of Directors a shareholder must (i) comply with the notice procedures set forth in the Bylaws and (ii) be a shareholder of record on the date of giving such notice as well as on the meeting date. To be timely, any shareholder who wishes to make a nomination to be considered at the 2016 Annual Meeting must deliver the notice specified by our Bylaws between January 1, 2016 and January 31, 2016. The Bylaws contain a number of substantive and procedural requirements that should be reviewed by any interested shareholder. Shareholder proposals and director nominations should be directed to J. David Woodruff, Secretary, Energen Corporation, 605 Richard Arrington Jr. Blvd. North, Birmingham, Alabama 35203-2707.

ENERGEN CORPORATION

Chairman of the Board

Birmingham, Alabama

March 18, 2015

Appendix A

The following peer groups are referred to on page 28 of the Proxy Statement.

CUSTOM PEER GROUP DATA BASE

AGL Resources Inc.	Piedmont Natural Gas Co Inc
Atmos Energy Corp	Pioneer Natural Resources Co
Cabot Oil & Gas Corp	QEP Resources
Cimarex Energy Co	Questar Corp
Comstock Resources Inc	Quicksilver Resources Inc
Concho Resources	Range Resources Corp
Denbury Resources Inc	SM Energy Co
EQT Corp	Southwestern Energy Co
Forest Oil Corp	Ultra Petroleum Corp
Linn Energy	Vectren Corp
MDU Resources Group Inc	WGL Holdings Inc
Newfield Exploration Co	Whiting Petroleum Corp
Noble Energy Inc	Williams Companies Inc
Oneok Inc

OIL AND GAS DATA BASE

Anadarko Petroleum	Irving Oil Commercial G.P.
Apache	Magellan Midstream Partners
BG US Services	Marathon Oil
Devon Energy	McDermott International
EnCana Oil & Gas USA	MDU Resources
EQT Corporation	Noble Energy
Exterran	Occidental Petroleum
Hercules Offshore	Rowan Companies
Hess	Suburban Propane
Holly Frontier Corporation	Tesoro
Hunt Consolidated	Transocean
ION Geophysical

ENERGY SECTOR DATA BASE

Addax Petroleum US

Afren Resources USA, Inc.

Anadarko Petroleum Corporation

Apache Corporation

Atlas Energy, L.P.

Atlas Resource Partners, L.P.

Baytex Energy USA, Ltd.

BHP Billiton Petroleum

BreitBurn Energy Partners L.P.

Breitburn Energy Partners L.P. - Breitburn Energy Company LP

BreitBurn Energy Partners L.P. - Breitburn Energy

Company LP, Orcutt Facility

BreitBurn Energy Partners L.P. - Breitburn Energy

Company LP, West Pico Facility

BreitBurn Energy Partners L.P. - Eastern Division

BreitBurn Energy Partners L.P. - Pacific Coast Energy

Company LP

BreitBurn Energy Partners L.P. - Regional Operations-

Bigler, Texas Operations

BreitBurn Energy Partners L.P. - Western Division,

California Operations

BreitBurn Energy Partners L.P. - Western Division, Florida

Operations

BreitBurn Energy Partners L.P. - Western Division,

Wyoming Operations

Carrizo Oil & Gas, Inc.

Chesapeake Energy Corporation

Chief Oil & Gas, LLC

Cimarex Energy Co.

Citation Oil & Gas Corp.

Cobalt International Energy

COG Operating, LLC

ConocoPhillips

Crescent Point Energy US Corp.

Davis Petroleum Corp.

Denbury Resources, Inc.

Devon Energy Corporation

EDF Trading Resources, LLC

Encana Oil & Gas (USA), Inc.

Energen Corporation - Energen Resources Corporation

Enerplus Resources (USA) Corporation

EnerVest Operating, LLC

EnerVest, Ltd.

Eni US Operating Company, Inc.

A-1

EOG Resources, Inc.

EP Energy, LLC

Equal Energy US, Inc.

EV Energy Partners

EXCO Resources, Inc.

EXCO Resources, Inc. - EXCO Appalachia

EXCO Resources, Inc. - EXCO East TX/LA

Forest Oil Corporation

Halcón Resources Corporation

Hess Corporation

HighMount Exploration & Production, LLC

Hilcorp Energy Company

Hunt Consolidated - Hunt Oil Company

ION Geophysical Corporation

J-W Energy Company - J-W Operating Company

JX Nippon Oil Exploration (U.S.A.), Ltd.

Kosmos Energy, LLC

Laredo Petroleum Holdings, Inc.

Legacy Reserves, LP

Linn Energy, LLC

Marathon Oil Company

McMoRan Exploration Co.

MCX Exploration (USA), Ltd.

MDU Resources Group, Inc. - Fidelity Exploration & Production Company

Mitsui E&P USA, LLC

Murphy Oil Corporation

Newfield Exploration Company

Nexen Petroleum U.S.A. Inc.

Noble Energy, Inc.

Oasis Petroleum, Inc.

Occidental Petroleum Corporation

Parallel Petroleum, LLC

PDC Energy

Pioneer Natural Resources Company

Plains Exploration & Production Company

Premier Natural Resources, LLC

QEP Resources, Inc.

R Lacy Services, Ltd.

Range Resources Corp.

Repsol Services Company

Resolute Energy Corporation

RKI Exploration & Production, LLC

Rosewood Resources, Inc.

Samson Energy Company, LLC

Samson Exploration

Samson Offshore

SM Energy Company

Southern Ute Indian Tribe - Red Willow Production Company

Southwestern Energy Company

Statoil

Talisman Energy, Inc. US

Tellus Operating Group, LLC

Total E&P USA, Inc.

Unit Corporation

Unit Corporation - Unit Petroleum Company

Venari Resources, LLC

Whiting Petroleum Corporation

WPX Energy, Inc.

UTILITY INDUSTRY DATA BASE

AES

AGL Resources

Allete

Alliant Energy

Ameren

American Electric Power

Atmos Energy

Avista

Black Hills

CenterPoint Energy

CH Energy Group

Cleco

CMS Energy

Consolidated Edison

Dominion Resources

DTE Energy

Duke Energy

Edison International

Entergy

EQT Corporation

Exelon

FirstEnergy

Iberdrola USA

Idaho Power

Integrys Energy Group

ITC Holdings

LG&E

KU Energy Services

MDU Resources

NextEra Energy

NiSource

Northeast Utilities

Northwestern Energy

NV Energy

NW Natural

OGE Energy

Otter Tail

Pacific Gas & Electric

Pepco Holdings

Pinnacle West Capital

PNM Resources

Portland General Electric

PPL

Public Service Enterprise Group

SCANA

Sempra Energy

Southern Company Services

Southwest Gas

TECO Energy

UGI

UIL Holdings

UNS Energy

Unitil

Vectren

Westar Energy

Wisconsin Energy

Xcel Energy

A-2

Appendix B

Reconciliation of Non-GAAP Financial Measures

Adjusted Net Income is a Non-GAAP financial measure (GAAP refers to generally accepted accounting principles) that excludes certain non-cash mark-to-market derivative financial instruments; a gain on disposal of discontinued operations; a non-cash write-off of proved property and unproved leaseholds; unbudgeted reorganizations costs; and income from discontinued operations. The Compensation Committee believes that adjusting for the impact of these items is appropriate in evaluating Energen’s performance for purposes of its Annual Incentive Compensation Plan.

	Year-to-Date Ended 12/31/2014
Consolidated Net Income ($ in millions except per share data)	Net Income	Per Diluted Share
Net Income (GAAP)	568.0	7.75
Non-cash mark-to-market gains (net of $113.7 tax)	(201.8)	(2.75)
Gain on disposal of discontinued operations (net of $285.5 tax)	(439.1)	(5.99)
Income from discontinued operations (net of $17.9 tax)	(29.3)	(0.40)
Non-cash proved property and unproved leasehold write-off (net of $159.5 tax)	257.3	3.51
Unbudgeted reorganization costs net of related finance cost savings (net of $3.3 tax)	(4.80)	(0.07)
Adjusted Net Income (Non-GAAP)	$150.30	$2.05

Note: Amounts may not sum due to rounding

B-1

ENERGEN CORPORATION

605 Richard Arrington, Jr. Blvd. North

Birmingham, Alabama 35203-2707

(205) 326-2700

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m. Eastern Time on April 29, 2015. (April 27, 2015 for Employee Savings Plan Participants)

Vote by Internet
• Go to www.investorvote.com/EGN
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposals 2 and 3, and AGAINST Proposals 4 and 5.

1. Election of Directors- Nominees:

	For	Against	Abstain		For	Against	Abstain	+
01 - William G. Hargett	☐ ☐ ☐ ☐	☐ ☐ ☐ ☐	☐ ☐ ☐ ☐	2. Ratification of the appointment of the independent registered public accounting firm.	☐	☐	☐
02 - Alan A. Kleier				3. Approval of the advisory (non-binding) resolution relating to executive compensation.	☐	☐	☐
03 - Stephen A. Snider				Management recommends a vote AGAINST the Shareholder Proposals.
04 - Gary C. Youngblood					For	Against	Abstain
				4. Shareholder Proposal — Methane Gas Emissions Report	☐	☐	☐
				5. Shareholder Proposal — Climate Change Business Risks Report	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

B	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, guardian, or custodian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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NOTICE TO EMPLOYEE SAVINGS PLAN PARTICIPANTS. If you are a participant in the Energen Corporation Employee Savings Plan (the “Plan”) you have the right to direct the Trustee under the Plan how full shares of the Company’s Common Stock allocable to your account under the Plan as of February 23, 2015, should be voted at the Annual Meeting of Shareholders of Energen Corporation (the “Company”). Energen’s stock transfer agent, Computershare, will forward your instructions to the Vanguard Fiduciary Trust Company, Trustee of the Plan. If directions are not received by the transfer agent on or before April 27, 2015, you will be treated as directing the Plan’s Trustee to vote your shares in the same proportion as the shares for which the Trustee has received timely instructions from others who do vote.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders.

The Proxy Statement and the 2014 Annual Report to Shareholders are available at:

www.annualmeeting.energen.com

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — ENERGEN CORPORATION

Annual Meeting of Shareholders — April 30, 2015

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints James T. McManus, II and J. David Woodruff, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Energen Corporation Common Stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the Company to be held April 30, 2015, or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

(Continued and to be marked, dated and signed, on the other side)

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IMPORTANT ANNUAL MEETING INFORMATION

Vote by Internet • Go to www.investorvote.com/EGN • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Important Notice Regarding the Availability of Proxy Materials for the

Energen Shareholder Meeting to be Held on April 30, 2015

Under Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual shareholders’ meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important!

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The proxy statement and annual report to shareholders are available at:

Easy Online Access — A Convenient Way to View Proxy Materials and Vote
When you go online to view materials, you can also vote your shares.
Step 1: Go to www.investorvote.com/EGN.
Step 2: Click on the icon on the right to view current meeting materials.
Step 3: Return to the investorvote.com window and follow the instructions on the screen to log in.
Step 4: Make your selection as instructed on each screen to select delivery preferences and vote.

When you go online, you can also help the environment by consenting to receive electronic delivery of future materials.

Obtaining a Copy of the Proxy Materials – If you want to receive a copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side on or before April 20, 2015 to facilitate timely delivery.

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Energen’s Annual Meeting of Shareholders will be held on April 30, 2015 at 605 Richard Arrington, Jr. Blvd. N. Birmingham, Alabama at 8:30 a.m. Central Time.

Proposals to be voted on at the meeting are listed below along with the Board of Directors’ recommendations.

The Board of Directors recommends that you vote FOR the following Proposals:

1.	Election of Directors: William G. Hargett; Alan A. Kleier; Stephen A. Snider; Gary C. Youngblood

2.	Ratification of Appointment of Independent Registered Public Accounting Firm

3.	Approval of the advisory (non-binding) resolution relating to executive compensation

The Board of Directors recommends that you vote AGAINST the following proposals:

4.	Shareholder proposal — Methane Gas Emissions Report

5.	Shareholder proposal — Climate Change Business Risks Report

PLEASE NOTE – YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must vote online or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the meeting, please bring this notice with you.

NOTICE TO EMPLOYEE SAVINGS PLAN PARTICIPANTS. If you are a participant in the Energen Corporation Employee Savings Plan (the “Plan”) you have the right to direct the Trustee under the Plan how full shares of the Company’s Common Stock allocable to your account under the Plan as of February 23, 2015, should be voted at the Annual Meeting of Shareholders of Energen Corporation (the “Company”). Energen’s stock transfer agent, Computershare, will forward your instructions to the Vanguard Fiduciary Trust Company, Trustee of the Plan. If directions are not received by the transfer agent on or before April 27, 2015, you will be treated as directing the Plan’s Trustee to vote your shares in the same proportion as the shares for which the Trustee has received timely instructions from others who do vote.

Directions to the Energen Corporation 2015 Annual Meeting

Directions to the Energen Corporation 2015 annual

meeting are available by calling Investor Relations at

1-800-654-3206.

Here’s how to order a copy of the proxy materials and select a future delivery preference:
Paper copies: Current and future paper delivery requests can be submitted via the telephone, Internet or email options below.
Email copies: Current and future email delivery requests must be submitted via the Internet following the instructions below.
If you request an email copy of current materials you will receive an email with a link to the materials.
PLEASE NOTE: You must use the number in the shaded bar on the reverse side when requesting a set of proxy materials.
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Internet – Go to www.investorvote.com/EGN. Follow the instructions to log in and order a copy of the current meeting materials and submit your preference for email or paper delivery of future meeting materials.

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Telephone – Call us free of charge at 1-866-641-4276 and follow the instructions to log in and order a paper copy of the materials by mail for the current meeting. You can also submit a preference to receive a paper copy for future meetings.

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Email – Send email to investorvote@computershare.com with “Proxy Materials Energen” in the subject line. Include in the message your full name and address, plus the number located in the shaded bar on the reverse, and state in the email that you want a paper copy of current meeting materials. You can also state your preference to receive a paper copy for future meetings.

To facilitate timely delivery, all requests for a paper copy of the proxy materials must be received by April 20, 2015.

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